Exhibit 2.1

EXECUTION COPY

VENTAS, INC.

and

2124678 ONTARIO INC.

and

2124680 ONTARIO INC.

and

SUNRISE SENIOR LIVING REAL ESTATE INVESTMENT TRUST

and

SUNRISE REIT TRUST

and

SUNRISE REIT GP, INC. IN ITS CAPACITY AS GENERAL PARTNER OF

SUNRISE CANADIAN UPREIT, LP

PURCHASE AGREEMENT

January 14, 2007

PURCHASE AGREEMENT

Purchase Agreement (this “Agreement”) made as of the 14th day of January, 2007

BETWEEN

2124678 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (the “Securities Purchaser”)

- and -

2124680 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (the “Asset Purchaser”)

- and –

VENTAS, INC., a Delaware corporation (“Ventas”)

- and -

SUNRISE SENIOR LIVING REAL ESTATE INVESTMENT TRUST, a trust established under the laws of the Province of Ontario (“Sunrise REIT”).

- and -

SUNRISE REIT TRUST, a trust established under the laws of the Province of Ontario (the “Sub Trust”).

- and -

SUNRISE REIT GP, INC. a corporation existing under the laws of the Province of Ontario, in its capacity as general partner of SUNRISE CANADIAN UPREIT, LP, a limited partnership established under the laws of the Province of Ontario (the “UPREIT”).

WHEREAS the Vendors wish to sell, and the Purchasers wish to acquire, the Purchased REIT Property, on and subject to the terms and conditions set out in this Agreement;

AND WHEREAS the board of trustees of Sunrise REIT (the “Board”), based on the recommendation of the committee of independent trustees of the Board, has determined, after receiving financial and legal advice, that it would be advisable and in the best interests of Sunrise REIT and the Unitholders for the Board to support the transactions contemplated by this Agreement and to recommend that the Unitholders vote for the Unitholder Resolution at the Unitholder Meeting, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

Capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in Schedule “A”.

Section 1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

Section 1.3 Currency

Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

Section 1.4 Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

Section 1.5 Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto or of any other event or occurrence contemplated hereby is not a Business Day, such action, event or occurrence shall be required to be taken or occur on the next succeeding Business Day.

Section 1.6 Entire Agreement

This Agreement, the agreements and other documents herein referred to and the Confidentiality Agreement constitute the entire agreement between the parties pertaining hereto and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto. Except as expressly represented and warranted herein, neither party shall be considered to have given any other express or implied representations or warranties, including without limitation as a result of oral or written statements.

Section 1.7 Schedules

The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule “A” - Definitions

Schedule “B” - Representations and Warranties of the Vendors

Schedule “C” - Representations and Warranties of Ventas and the Purchasers

Schedule “D” - Regulatory Approvals

Schedule “E” - Form of Indemnity Agreement

Section 1.8 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles, consistently applied.

Section 1.9 Knowledge or Awareness

Each reference herein to: (a) the knowledge or awareness of Sunrise REIT means, unless otherwise specified, the actual knowledge or actual awareness, after reasonable inquiry, as applicable, of Douglas J. MacLatchy, President & Chief Executive Officer, D. Lee McCreary, Executive Vice President & Chief Financial Officer, Lisa Brush, Chief Operating Officer and Chris Brandaleone, Vice President of Acquisitions of Sunrise REIT; and (b) the knowledge or awareness of the Purchasers means, unless otherwise specified, the actual knowledge or actual awareness, after reasonable inquiry, as applicable, of Debra A. Cafaro, Richard A. Schweinhart, Raymond J. Lewis and Richard T. Riney.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Agreement to Purchase and Sell and Purchase Price

(1)	Subject to the terms and conditions of this Agreement, at the Closing, but with effect as of and from the Effective Time, the Vendors shall sell, assign, transfer and convey to the Purchasers, and the Purchasers shall purchase, the Purchased REIT Property as follows:

(a)	the Sub Trust shall sell, assign, transfer and convey to the Securities Purchaser and the Securities Purchaser shall purchase from the Sub Trust, the Purchased Securities, and

(b)	the Vendors shall sell, assign, transfer and convey to the Asset Purchaser and the Asset Purchaser shall assume and purchase from the Vendors, the Purchased Assets,

in each case, free and clear of any Encumbrances other than the Permitted Encumbrances. The aggregate amount payable by the Purchasers for the Purchased REIT Property (the “Purchase Price”) shall be equal to (i) the amount of $1,137,712,410, plus (ii) the amount of the Assumed Liabilities.

(2)	At Closing, but with effect as of and from the Effective Time, the Purchasers shall assume the Assumed Liabilities and the Assumed Obligations as follows:

(a)	the Securities Purchaser shall assume the Assumed Liabilities, if any, and the Assumed Obligations solely to the extent that they relate to the Purchased Securities, and

(b)	the Asset Purchaser shall assume the Assumed Liabilities and the Assumed Obligations.

(3)	The Purchase Price shall be satisfied at the Closing by (i) the assumption by the Purchaser of the Assumed Liabilities, and (ii) the wire transfer of $1,137,712,410 in immediately available funds to the Vendors (in accordance with wire instructions delivered not less than two Business Days prior to the Closing), against delivery of the documents and instruments listed in Section 2.1(5).

(4)	The Purchase Price shall be allocated among the Purchasers and among the Purchased REIT Property as reasonably agreed between the parties promptly following the date hereof. The parties shall treat such allocation as binding for all purposes, including the filing of all Tax and other returns and the preparation of all financial statements and any other documents and records legally required by the respective parties.

(5)	At the Closing, the Vendors shall deliver, or cause to be delivered, to the Purchasers:

(a)	certificates representing the Canco Shares, the Nominee Shares and the JV Interests duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank (and evidence of the entry of the applicable Purchaser’s name and address, or as such Purchaser may otherwise direct, into the applicable share and partnership registers);

(b)	certificates representing the Notes duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank, in either case with signatures guaranteed by a Canadian or U.S. chartered bank or trust company as applicable (and evidence of the entry of the Securities Purchaser’s name and address, or as the Securities Purchaser may otherwise direct, into the Register (as defined in the applicable Note Indentures) with respect to the Notes);

(c)	transfer(s) of the Beneficial Property Interest to the Asset Purchaser, or as the Asset Purchaser may otherwise direct; and

(d)	all other documents and instruments reasonably necessary or desirable to effect the assignment, transfer and sale of the Purchased REIT Property to the Purchasers and the other transactions contemplated hereby (including bills of sale, general conveyances, assignment and assumption of Contracts, assignment and assumption of leases and declarations regarding title to the Canadian Properties) as reasonably requested by the Purchasers.

Section 2.2 Location and Timing of Closing

The Closing (the “Closing”) will be held as soon as practicable and in any event no later than the fifth Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or, where permitted the waiver, of those conditions as of the Closing Date) set forth in Section 2.3, and is expected to be held on or before 10:00 a.m. (Toronto Time) on April 2, 2007 or such other time or date as is agreed to in writing by the parties (the “Closing Date”)

provided that in all events the Closing Date shall be the first Business Day of a month. The Closing will take place at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B9, on the Closing Date unless another place is agreed to in writing by the parties.

Section 2.3 Conditions

(1)	The obligation of each party to effect the purchase or sale, as applicable, of the Purchased REIT Property is conditional on the prior satisfaction of the following conditions:

(a)	this Agreement shall not have been terminated pursuant to Section 5.2;

(b)	the Unitholder Approval shall have been obtained;

(c)	no cease trade order, injunction or other prohibition under any applicable statute or regulation shall exist or be threatened against the Vendors or any of them which could have a material effect on the Purchasers completing the purchase of the Purchased REIT Property or owning or exercising full rights of ownership of the Purchased REIT Property or which would make the consummation of the transactions contemplated hereby illegal;

(d)	no Law or regulation shall have been proposed, enacted, promulgated or applied which would cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or sale to the Purchasers of the Purchased REIT Property or the rights of the Purchasers to own or exercise full rights of ownership of the Purchased REIT Property or which would make the consummation of the transactions contemplated hereby illegal; and

(e)	the Regulatory Approvals shall have been obtained.

(2)	The obligation of the Vendors to complete the sale of the Purchased REIT Property is conditional on the prior satisfaction of the following conditions:

(a)	each of the Purchasers shall have performed and complied in all material respects with its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(b)

the representations and warranties of Ventas and the Purchasers set forth in (i) Sections 2, 3, 4, 5 and 6 of Schedule “C” shall be true and correct in all material respects and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Purchaser Material Adverse Change qualifier contained therein), except to the extent that any such breaches would not individually or in the aggregate reasonably be expected to result in a Purchaser Material Adverse Change, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(3)	The obligation of the Purchasers to complete the purchase of the Purchased REIT Property is conditional on the prior satisfaction of the following conditions:

(a)	the Vendors shall have performed and complied in all material respects with their covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(b)	the representations and warranties of the Vendors set forth in (i) Sections 2, 3, 4, 5, 7, 26(b), 30 and 31 of Schedule “B” shall be true and correct in all material respects and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Sunrise Material Adverse Change qualifier contained therein), except to the extent that any such breaches would not individually or in the aggregate reasonably be expected to result in a Sunrise Material Adverse Change, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty by its terms, is expressly limited to a specific date, in which case, as of such specific date);

(c)	no change, effect, act, event, occurrence or set of circumstances shall have occurred which would individually or in the aggregate reasonably be expected to result in a Sunrise Material Adverse Change;

(d)	the Trustees shall have recommended that the Unitholders vote for the Unitholder Resolution and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Purchasers; and

(e)	The Yield Maintenance Confirmation shall have been received.

The foregoing conditions in Sections 2.3(1) through (3) are for the sole benefit of the applicable party and may be waived by such party in whole or in part in such party’s discretion, acting reasonably.

Section 2.4 Unitholder Meeting

(1)	Sunrise REIT hereby represents that its Board: (i) has approved this Agreement and the transactions contemplated hereby; (ii) has, following consultation with its financial and outside advisors, determined that the consideration per Unit to be received by Unitholders upon the redemption of the Units as a result of the transactions contemplated hereby is fair to, and in the best interests of, Sunrise REIT and Unitholders; and (iii) has resolved to recommend that Unitholders vote for the Unitholder Resolution at the Unitholder Meeting.

(2)	As promptly as reasonably practicable after the execution and delivery of this Agreement, and in any event by March 31, 2007, Sunrise REIT, shall in consultation with the Purchasers, (i) establish a record date for, duly call, give notice of, convene and hold the Unitholder Meeting, and (ii) prepare the Circular, together with any other documents required by the Declaration of Trust and applicable Laws in connection with the Unitholder Meeting. The Circular shall include (among other things) the recommendation of the Board as described in Section 2.4(1) and the opinion described in Section 2.4(7), and shall otherwise be in form and substance satisfactory to the Purchasers and their advisors, acting reasonably. As promptly as practicable after the execution and delivery of this Agreement, Sunrise REIT will file the Circular and any other documentation required to be filed under applicable Laws in all jurisdictions where the Circular is required to be filed by Sunrise REIT and mail or cause to be mailed the Circular and any other documentation required to be mailed under the Declaration of Trust or applicable Laws in connection with the Unitholder Meeting to each Unitholder, Optionholder, Debentureholder and each other Person to whom such documents are required to be sent under applicable Laws and the Declaration of Trust. The Purchasers will provide such assistance as Sunrise REIT may reasonably request in such regard.

(3)	Each of the Purchasers and Sunrise REIT shall proceed diligently, in a coordinated fashion and use its reasonable best efforts to co-operate in the preparation of the Circular as described in Section 2.4(2), and of any exemptive relief applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Laws.

(4)	Each of the Purchasers and Sunrise REIT shall furnish to each other, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions will contain any Misrepresentation. Each of the parties shall ensure that the information relating to it and its Subsidiaries which is provided in the Circular does not contain any Misrepresentation.

(5)	Sunrise REIT shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (except that this covenant does not speak with respect to any information relating to and provided by Ventas) and provides the Unitholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Unitholder Meeting.

(6)	Sunrise REIT shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Unitholder Meeting without Ventas’s prior written consent except as required by applicable Laws (other than applicable Laws governing fiduciary duties which the parties agree are otherwise addressed in this Agreement). Sunrise REIT shall keep Ventas updated with respect to proxy solicitation results as reasonably requested by the Purchasers.

(7)	Sunrise REIT represents that it has obtained an opinion from its financial advisor, TD Securities Inc. (the “Fairness Opinion”) that, as of the date hereof, the consideration to be offered to the Unitholders per Unit to be received by Unitholders upon the redemption of the Units as a result of the transactions contemplated hereby is fair from a financial point of view, which opinion will be included in the Circular.

(8)	Sunrise REIT represents that the Trustees have been advised and believe that each of the trustees and senior officers of the Vendors intends to vote, or cause to be voted, all Units of which he or she is the beneficial owner in favour of the Unitholder Resolution.

Section 2.5 Waiver of Standstill

Sunrise REIT hereby waives the standstill provisions contained in the Confidentiality Agreement with respect to Ventas, and the Purchasers. In all other respects, the provisions of the Confidentiality Agreement shall continue to apply notwithstanding the execution of this Agreement by the parties or the announcement of the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Vendors

Each of the Vendors represents and warrants, jointly and severally, to and in favour of each of Ventas and the Purchasers as set forth in Schedule “B” and Section 2.4 and acknowledges that each of Ventas, and the Purchasers is relying upon such representations and warranties in connection with the matters contemplated by this Agreement. Each of the representations and warranties set forth in Schedule “B” and Section 2.4 is qualified by and is made subject to the information and disclosures contained in the Disclosure Letter, as long as its relevance to such representation or warranty is reasonably apparent.

Section 3.2 Representations and Warranties of Ventas and the Purchasers

Each of Ventas and the Purchasers represents and warrants, jointly and severally, to and in favour of the Vendors as set forth in Schedule “C” and acknowledges that the Vendors are relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

Section 3.3 Survival

For greater certainty, the representations and warranties of the Vendors, Ventas and the Purchasers contained herein shall survive the execution and delivery of this Agreement and shall terminate at the Closing or the earlier termination of this Agreement in accordance with and subject to Article 5.

ARTICLE 4

COVENANTS

Section 4.1 Covenants of Sunrise REIT

(1)	Each of the Vendors covenants and agrees that, until the Closing or the earlier termination of this Agreement in accordance with Article 5, except: (i) with the prior written consent of Ventas, not to be unreasonably withheld; (ii) as expressly contemplated by this Agreement, including in connection with Section 4.7; or (iii) as disclosed in Section 4.1 of the Disclosure Letter, each of the Vendors will and will cause its Subsidiaries, as applicable, to:

(a)

(i) carry on its business in the ordinary and regular course, consistent with all applicable Law and in substantially the same manner as heretofore conducted and (ii) to the extent consistent with the foregoing clause (i), use commercially reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

(b)	not split, consolidate, classify or reclassify any of the outstanding Units or other equity interests of Sunrise REIT or any of its Subsidiaries that is not directly or indirectly wholly owned by Sunrise REIT, nor declare, set aside or pay any distributions whether in cash, securities or other property (other than normal distributions of up to $0.0729 per Unit at the normal time for such distributions and in any event no more frequently than once per month) on or in respect of the outstanding Units or other equity interests of Sunrise REIT or any of its Subsidiaries that is not directly or indirectly wholly owned by Sunrise REIT;

(c)	not amend the Declaration of Trust, Trust Indenture, investment restrictions or operating policies of Sunrise REIT;

(d)	not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, grant, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any Units or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such Units or other convertible or exchangeable securities, except for the issuance of Units pursuant to (i) the Convertible Debentures, or (ii) Options granted prior to the date hereof;

(e)	not amend the articles, by-laws or other organizational documents of any Subsidiary, or sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any securities of any Subsidiary (other than the sale of the general partner of UPREIT to Sub Trust for cash consideration) or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such securities;

(f)	not amend, vary or modify the Unit Option Plan, the Restricted Unit Plan, the Long-Term Incentive Plan or the Distribution Reinvestment Plan, or any of the Options, grant agreements, Restricted Units or other benefits or entitlements granted thereunder, as applicable, except as contemplated under Section 4.11;

(g)

not reorganize, amalgamate, consolidate or merge Sunrise REIT or any of its Subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets or shares of, entering into any other business combination with, or otherwise, any material business of any other Person;

(h)	except in the ordinary course of business consistent with past practice, not sell, mortgage, lease, sublease, encumber, subject to an Encumbrance or otherwise dispose of any material assets;

(i)	not enter into, renew or amend, terminate or waive compliance with the terms of, or breach or assign any Material Contracts, including without limitation any mortgage financing or property management arrangements;

(j)	other than reasonable Transaction Costs, and except for commitments entered into prior to the date hereof which are not in the ordinary course and which are disclosed in the Disclosure Letter, not make any individual expenditure or series of related expenditures other than in the ordinary course of business in excess of $1,000,000 or make any expenditure other than in the ordinary course of business if to do so would result in the aggregate amount of all expenditures other than in the ordinary course of business exceeding $5,000,000, provided that with respect to capital improvements, expenditures shall be subject to the limitations set out in the Disclosure Letter;

(k)	not, and cause each of its Subsidiaries not to, other than as required pursuant to employment, pension, supplemental pension, termination, retention agreements or compensation arrangements or policies existing as of the date hereof or as required by applicable Laws, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or any employee benefits plans covering, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or authorize any other form of increase of compensation or any increase of benefits payable to, or accelerate the vesting of any item of compensation of employee benefits with respect to, or make any loan to, any officers, directors, trustees or employees (or independent contractors) of Sunrise REIT or any Subsidiary;

(l)

not, and cause its Subsidiaries not to, initiate, settle or compromise any (i) material claim, litigation or arbitration proceeding (other than a settlement or compromise of litigation providing solely for the payment of money damages where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed $250,000, and which provides for complete release of Sunrise REIT and its Subsidiaries of all claims and which does not provide for any admission of liability by Sunrise REIT or any of its Subsidiaries); or (ii) claim, litigation or arbitration proceeding brought by any present, former or purported holder of any of the securities of Sunrise REIT or any of its Subsidiaries in connection with the transactions contemplated hereby prior to the Closing;

(m)	other than in favour of a wholly owned Subsidiary of Sunrise REIT, not (i) guarantee the payment of any additional material indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another Person, or incur any additional material indebtedness (secured or unsecured) for guarantees or borrowed money or issue or sell any material debt securities, except for borrowings in the ordinary course consistent with past practice under credit facilities in place on the date of execution hereof for purposes of funding expenditures for working capital purposes; (ii) make loans, advances or other capital contributions to or investments in any other Person; (iii) prepay, refinance or otherwise amend any existing indebtedness; or (iv) pledge or otherwise encumber Units or other equity or securities of Sunrise REIT or any of its Subsidiaries;

(n)	use commercially reasonable efforts (and cause each of its Subsidiaries to use commercially reasonable efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing similar coverage are in full force and effect;

(o)	not make any material changes to existing accounting practices, except as required by Law or required by Canadian generally accepted accounting principles;

(p)	not enter into any lease, sublease or amendment of any lease or sublease with respect to Sunrise REIT’s Toronto headquarters located at 11 King Street West, Suite 1100, Toronto, Ontario or Sunrise REIT’s offices located at 7900 Westpark Drive, Suite 720, McLean, Virginia USA;

(q)	not take any action that, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 2.3 not to be satisfied;

(r)	not enter into any agreement to do any of the foregoing prohibited matters;

(s)	promptly advise Ventas orally and in writing of any Sunrise Material Adverse Change of which it is aware;

(t)	co-operate, and cause its Subsidiaries to co-operate, with the Purchasers with respect to any tax planning or tax structuring proposed by the Purchasers in connection with the transactions contemplated hereby, to the extent such tax planning or tax structuring does not cause prejudice or result in any additional costs (unless such costs are paid or otherwise indemnified by the Purchasers) to Sunrise REIT, its Subsidiaries or the Unitholders; and

(u)	make reasonable best efforts to obtain prior to Closing written confirmation (the “Yield Maintenance Confirmation”) from the Vendors’ (or the Vendors’ Subsidiaries) mortgage lenders that the consummation of the transactions contemplated under this Agreement will not cause a default or an acceleration of any mortgage indebtedness or require yield maintenance payments to be paid under the provisions of the relevant loan documents (except with respect to mortgage debt which the Purchasers elect to prepay).

(2)	Each of the Vendors shall and shall cause its respective Subsidiaries to perform all obligations reasonably required to be performed by the Vendors or any of their respective Subsidiaries under this Agreement, co-operate with the Purchasers in connection therewith, and do all such other acts and things as may be reasonably necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, each of the Vendors shall and where appropriate shall cause its Subsidiaries to:

(a)	reasonably cooperate with the Purchasers to obtain all necessary consents, approvals and authorizations that are required to be obtained under applicable Law, including, without limitation, such exemptive applications or orders as may be required under applicable Securities Laws;

(b)	use its reasonable best efforts to obtain Unitholder Approval, except to the extent that the Board has effected a change in its recommendation in accordance with Section 4.4 hereof;

(c)	cooperate with the Purchasers in seeking any third party consents under leases, licenses, mortgages or other agreements, including all Material Contracts;

(d)	use commercially reasonable efforts to defend, in consultation with the Purchasers, all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)	use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order relating to Sunrise REIT or any of its Subsidiaries or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(f)	comply promptly with all requirements which applicable Laws may impose on Sunrise REIT and its Subsidiaries with respect to the transactions contemplated hereby;

(g)	effect all necessary registrations, filings and submissions of information required by Governmental Authorities from Sunrise REIT or any of its Subsidiaries relating to the transactions contemplated hereby;

(h)	reasonably cooperate with Ventas in connection with the arrangement of the financing for the transactions contemplated hereby, and in connection with the repayment, conversion, discharge, refinancing, redemption, defeasance or retirement of any indebtedness of Sunrise REIT or any of its Subsidiaries, provided that the Vendors will not be obligated to assume any obligations or liabilities or do anything that would be prejudicial to Sunrise REIT or any of its Subsidiaries; and

(i)

deliver to, or cause to be delivered to, Ventas: (i) promptly upon request being made in proper form, and in any event within five Business Days following the receipt of such request, basic lists of all registered Unitholders, Optionholders and Debentureholders showing the name and address of each holder and the number of Units, Options and Convertible Debentures held by each such holder, as applicable, all as shown on the records of Sunrise REIT as of a date that is not more than five Business Days prior to the date of delivery of such basic lists; and (ii) from time to time, at the request of Ventas, acting reasonably, updated or supplemental lists setting out any changes from the basic lists referred to in clause (i) above in the names or addresses of the registered Unitholders, Optionholders and Debentureholders or the number of Units, Options and Convertible

Debentures, as applicable, held by each such holder, and a list of participants in book-based clearing systems, nominee registered Unitholders or Debentureholders such as CDS&Co. and CEDE & Co. and securities positions and other information and assistance as the Purchasers may reasonably request in connection with the consummation of the transactions contemplated hereby.

Section 4.2 Notice Provisions

(1)	Each party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Closing of any event or state of facts of which it is aware which occurrence or failure would, or would reasonably be likely to:

(a)	cause any of the representations or warranties of such party contained herein to be untrue or inaccurate in any material respect; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing.

(2)	Each party will give prompt notice to the other if at any time before Closing it becomes aware that the Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular, such application, registration, consent, circular, approval or filing, and the Purchasers and Sunrise REIT shall co-operate in the preparation of any amendment or supplement to the Circular, application, registration, consent, circular, approval or filing, as required.

Section 4.3 Competition Act/Investment Canada

(1)

Without limiting the generality of Section 4.1, each of Sunrise REIT and the Purchasers agree to make: (i) any merger notification filings or other submissions pursuant to the Competition Act as may be appropriate and advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the Competition Commissioner and to take all other reasonable actions necessary, proper or advisable to cause the expiration, waiver or termination of any applicable waiting periods and to obtain any approval, clearance, or notification required or sought to be obtained from the Competition Commissioner in order to complete the transactions contemplated by this Agreement as soon as reasonably practicable; and (ii) any application for review required under the Investment Canada Act and any other submissions pursuant to the Investment Canada Act as may be appropriate or advisable as promptly as reasonably practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the responsible minister under the Investment Canada Act (the “Minister”), the responsible Director of Investments, or their designates and to take all other reasonable actions necessary, proper or advisable (including reasonable written undertakings to Her Majesty in right of Canada) to cause the expiration or termination of the review period and to obtain as soon as reasonably practicable notice from the Minister stating that he is satisfied that the investment is likely to be of net benefit to Canada. In respect of clause (i), the Purchasers shall offer to take (and if such offer is accepted, shall commit to take) all commercially reasonable steps which it is capable of taking to avoid or eliminate any impediments under the Competition Act that may be asserted by a Governmental Authority.

(2)	Each of Sunrise REIT and the Purchasers shall, in connection with the notifications, submissions and filings referred to in Section 4.3(1), use its reasonable best efforts, subject to all applicable Laws relating thereto and to the exchange of privileged, confidential or competitively-sensitive information, to (i) keep the other party promptly informed of any material communication received by such party from, or given by such party to, the relevant Governmental Authorities and any material communication received or given in connection with any proceeding by a private party; (ii) offer the other party the opportunity to provide comments on draft communications to the relevant Governmental Authorities; and (iii) to give the other party the opportunity to attend and participate in meetings and conferences with the Governmental Authorities with respect to the transactions contemplated by this Agreement.

(3)	Other than to the extent any Laws expressly require Sunrise REIT or any of its Subsidiaries to obtain any consent, clearance or approval of any Governmental Authority or to make any filing with any Governmental Authority, the Purchasers shall be solely responsible for making all such filings and otherwise pursuing all required consents, clearances and approvals from Governmental Authorities which are required to consummate the transactions contemplated by this Agreement and subject to Section 4.3(2) shall advise Sunrise REIT of any filings or notices made or other communications given or received in connection with such consents, clearances and approvals.

Section 4.4 Covenants Regarding Non-Solicitation

(1)	Following the date hereof, Sunrise REIT shall not, directly or indirectly, through any trustee, officer, director, agent or Representative of Sunrise REIT or any of its Subsidiaries, and shall not permit any such Person to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding or providing any other form of assistance) the initiation of any inquiries or proposals regarding, or other action that constitutes, or may reasonably be expected to lead to, an actual or potential Acquisition Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or proposals or regarding an actual or potential Acquisition Proposal or release any Person from, or fail to enforce, any confidentiality or standstill agreement or similar obligation to Sunrise REIT or any of its Subsidiaries, (iii) approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal, (iv) accept or enter into any agreement, arrangement or understanding related to any Acquisition Proposal (other than a confidentiality agreement contemplated in Section 4.4.(2)), or (v) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in any manner adverse to the Purchasers, the approval or recommendation of the Board (including any committee thereof) of this Agreement or the transactions contemplated hereby.

(2)	Notwithstanding anything contained in Section 4.4(1), until the Unitholder Approval, nothing shall prevent the Board from complying with Sunrise REIT’s disclosure obligations under applicable Laws with regard to a bona fide written, unsolicited Acquisition Proposal or, following the receipt of any such Acquisition Proposal from a third party (that did not result from a breach of this Section 4.4), from furnishing or disclosing non-public information to such Person if and only to the extent that: (i) the Board believes in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal if consummated could reasonably be expected to result in a Superior Proposal; and (ii) such third party has entered into a confidentiality agreement containing terms in the aggregate no more favorable to such third party than those in the Confidentiality Agreement as are then in effect in accordance with its terms.

(3)

Notwithstanding anything contained in Section 4.4(1), until the Unitholder Approval, nothing shall prevent the Board from withdrawing or modifying, or proposing publicly to withdraw or modify its approval and recommendation of the transactions contemplated by this Agreement, or accepting, approving or recommending or entering into any agreement, understanding or arrangement providing for a bona fide written, unsolicited

Acquisition Proposal (that did not result from a breach of this Section 4.4) (“Proposed Agreement”) if and only to the extent that: (i) it has provided the Purchasers with a copy of all of the documents relating to the Acquisition Proposal, (ii) the Board, believes in good faith (after consultation with its financial advisor and legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and has promptly notified the Purchasers of such determination, (iii) a period of at least five Business Days (the “Matching Period”) has elapsed following the later of (x) the date the Purchasers received written notice advising the Purchasers that the Board has resolved, subject to compliance with this Section 4.4(3), to withdraw, modify its approval and recommendation of the transactions contemplated by this Agreement or accept, approve or recommend or enter into a Proposed Agreement in respect of such Superior Proposal and (y) the date the Purchasers received a copy of the documentation related to such Superior Proposal pursuant to Section 4.4(3)(i), (iv) if the Purchasers have proposed to amend the transactions contemplated under this Agreement in accordance with Section 4.4(6), the Board has again made the determination in Section 4.4(3)(ii) taking into account such proposed amendments; and (v) if Sunrise REIT proposes to enter into a Proposed Agreement (other than a confidentiality agreement referred to in Section 4.4(2)) after complying with this Section 4.4(3), Sunrise REIT shall have complied with Section 5.2 and 5.3. For the purposes of this Section 4.4(3) the preparation and delivery of a directors’ circular pursuant to Section 99 of the Securities Act relating to an Acquisition Proposal shall be deemed to be a qualification, withdrawal or modification, of the Board’s recommendation of the transactions contemplated hereby unless the Board expressly, and without qualification, reaffirms its recommendation of the transactions contemplated hereby in such disclosure.

(4)	If the expiry of the Matching Period referred to in Section 4.4(3)(iii) falls on a date which is less than five Business Days prior to the Unitholder Meeting, Sunrise REIT shall, at the request of the Purchasers, adjourn the Unitholder Meeting to a date that is not more than 10 Business Days following such expiry date.

(5)	Sunrise REIT acknowledges and agrees that each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of Section 4.4.

(6)

During the Matching Period, the Purchasers shall have the right, but not the obligation, to propose to amend the terms of this Agreement. The Trustees will review any proposal by the Purchasers to amend the terms of this Agreement in good faith in order to determine (after consultation with their financial advisor and legal counsel) whether the transactions contemplated by this Agreement, taking into account the Purchasers’ proposed amendments would, if consummated in accordance with its terms, result in the Superior Proposal ceasing to be a Superior Proposal. If the Trustees so determine, Sunrise REIT will enter into an amending agreement with the Purchasers reflecting such proposed amendment.

(7)	Sunrise REIT shall, as promptly as practicable, notify the Purchasers of any relevant details relating to any Acquisition Proposal, or inquiry that could reasonably be expected to lead to any Acquisition Proposal, or any amendments to any Acquisition Proposal (including the identity of the parties and all material terms thereof), or any request for non-public information relating to Sunrise REIT or any of its Subsidiaries in connection with an Acquisition Proposal or inquiry that could reasonably be expected to lead to any Acquisition Proposal, or for access to the properties, books or records of Sunrise REIT or any of its Subsidiaries by any Person that informs Sunrise REIT or such Subsidiary that it is considering making, or has made, an Acquisition Proposal, or inquiry that could reasonably be expected to lead to any Acquisition Proposal, in each case which any of Sunrise REIT, any of its Subsidiaries or any officer, trustee, director, employee or Representative may receive after the date hereof relating to an Acquisition Proposal. Sunrise REIT shall promptly and fully keep the Purchasers informed of the status on a current basis, including any change to any of the terms, of any such Acquisition Proposal.

(8)	Sunrise REIT shall (i) ensure that its officers and Trustees and its Subsidiaries and their respective officers and directors and any Representatives retained by it or its Subsidiaries in connection herewith are aware of the provisions of this Section 4.4, and Sunrise REIT shall be responsible for any breach of this Section 4.4 by its and its Subsidiaries’ officers, directors, trustees or representatives; (ii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal; (iii) require all Persons other than the Purchasers who have been furnished with confidential information regarding Sunrise REIT or its Subsidiaries in connection with the solicitation of or discussion regarding any Acquisition Proposal within 12 months prior to the date hereof promptly to return or destroy such information, in accordance with and subject to the terms of the confidentiality agreement entered into with such Persons; (iv) terminate access for all Persons (other than the Purchasers and its Representatives) of the electronic dataroom accessible through Merrill Datasite’s website; and (v) not amend, modify, waive or fail to enforce any of the standstill terms or other conditions included in any of the confidentiality agreements between Sunrise REIT and any third parties...

Section 4.5 Performance by Ventas and the Purchasers

Ventas unconditionally and irrevocably guarantees, and covenants and agrees to be jointly and severally liable with the Purchasers for, the due and punctual performance of each and every obligation of the Purchasers arising under this Agreement; provided, however, that at Closing Ventas shall be released from its obligations under this Section 4.5 in respect of the Asset Purchaser’s obligations in Section 4.14(3) to assume Sunrise REIT’s Liabilities under the Convertible Debentures if (i) the Asset Purchaser arranges for a letter of credit to be issued as security for the full amount of such assumed Liabilities, or (ii) Ventas causes its affiliates to guarantee or otherwise secure such assumed Liabilities, in each case on terms satisfactory to Sunrise REIT.

Section 4.6 Access to Information

(1)	Subject to Section 4.6(2) and applicable Laws, upon reasonable notice, Sunrise REIT shall (and shall cause each of its Subsidiaries to) afford to the Purchasers and their officers, employees, counsel, accountants and other authorized representatives and advisors (including, for greater certainty, any investment banker, lawyer or accountant) (collectively, “Representatives”) access, during normal business hours from the date hereof and until the earlier of the Closing or the termination of this Agreement, to its and its Subsidiaries’ properties, Books and Records and contracts as well as to its management personnel (and to its property managers and their personnel, who shall be instructed to co-operate), and, during such period, Sunrise REIT shall (and shall cause each of its Subsidiaries and property managers to) furnish promptly to the Purchasers all information concerning it and its Subsidiaries’ businesses, properties and personnel as the Purchaser may reasonably request. The Purchasers, upon reasonable notice to Sunrise REIT, at their expense, shall also have the right to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to the Company Properties; provided, that the Purchasers indemnify Sunrise REIT for any losses, costs or damages caused by such access and so long as such access does not unduly interfere with the ordinary conduct of business.

(2)	Each of the Purchasers acknowledges that the information provided to it under Section 4.4 and Section 4.6(1) above will be non-public and/or proprietary in nature (the “Confidential Information”) and will be subject to the terms of the Confidentiality Agreement. For greater certainty, the provisions of the Confidentiality Agreement shall survive the termination of this Agreement, provided that the obligations of the Purchasers under the Confidentiality Agreement and Section 4.6(1) shall terminate following the Closing Date, notwithstanding anything to the contrary contained therein or herein.

Section 4.7 Insurance and Indemnities

(1)	Notwithstanding any other term of this Agreement, Sunrise REIT shall be permitted to secure pre-paid non-cancellable directors’ and officers’ liability insurance coverage for the current and former trustees, directors and officers of Sunrise REIT and its Subsidiaries on a six year “trailing” (or “run-off”) basis, provided that, in satisfying such obligation, Sunrise REIT shall not pay any premium in excess of US $800,000, plus GST.

(2)	From and after the Closing, the Purchasers shall indemnify the current and former trustees, directors and officers of Sunrise REIT and its Subsidiaries to the same extent to which such persons are indemnified by Sunrise REIT as of the date hereof, including the indemnities set out in the Declaration of Trust and substantially in the form of the indemnity agreement in Schedule “E” and such indemnity shall, effective on Closing, replace and supercede the existing indemnities from Sunrise REIT.

(3)	The provisions of this Section 4.7 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives and, for such purpose, Sunrise REIT hereby confirms that it is acting as agent on their behalf.

(4)	Sunrise REIT shall assist Ventas in obtaining and delivering to Ventas at the Closing evidence reasonably satisfactory to Ventas of the resignation effective as of Closing, of the directors and officers of Canco and the Nominees.

Section 4.8 No Personal Liability

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto acknowledges that the obligations of Sunrise REIT under this Agreement shall not be personally binding upon any of its trustees or on its registered or beneficial holders of Units as such, and that resort shall not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of the parties arising hereunder, and recourse for such indebtedness, obligations or liabilities shall be limited to, and satisfied only out of, the respective assets of Sunrise REIT. Any obligation of Sunrise REIT set out in this Agreement shall, to the extent necessary to give effect to such obligation, be deemed to constitute, subject to the provisions of the previous sentence, an obligation of its trustees in their capacity as Trustees and to the extent of the assets of Sunrise REIT only.

Section 4.9 Anti-Dilution

For greater certainty, for purposes of this Agreement, the term “Units” shall include all units or other securities into which Units may be, after the date hereof, converted into, exchanged for or otherwise changed into pursuant to any liquidation, dissolution, recapitalization, merger, reorganization, amalgamation, amendment to the Declaration of Trust, extraordinary distribution, or other business combination involving Sunrise REIT prior to the Effective Time.

Section 4.10 [Intentionally omitted.]

Section 4.11 Plans

(1)	Subject any required approval of the Securities Regulatory Authorities:

(a)	Subject to the completion and sale of the Purchased REIT Property, the vesting terms of each outstanding and unvested Option shall be amended so as to make all such Options fully vested, conditional on the completion of the transactions contemplated hereby, and each Option that has not been duly exercised prior to the Closing shall be terminated and shall expire without compensation at that time. No further Options shall be granted under Unit Option Plan after the date hereof.

(b)	The Restricted Unit Plan shall be suspended. No Restricted Units or other entitlements shall be issued under the Restricted Unit Plan after the date hereof. Subject to the completion and sale of the Purchased REIT Property, all amounts due to participants of the Restricted Unit Plan shall be paid prior to, or concurrent with, the Closing, as set out in the Disclosure Letter. In no event shall the amounts so paid exceed the amount set forth in the cost projections provided by Sunrise REIT to the Purchasers and their respective Representatives.

(c)	Subject to the completion and sale of the Purchased REIT Property, all amounts due to participants of the Long-Term Incentive Plan shall be paid prior to, or concurrent with, the Closing. Subject to the completion and sale of the Purchased REIT Property, all amounts due to participants of the Long-Term Incentive Plan shall be paid prior to, or concurrent with, the Closing, as set out in the Disclosure Letter. In no event shall the amounts so paid exceed the amount set forth in the cost projections provided by Sunrise REIT to the Purchasers and their respective Representatives.

(d)	The Distribution Reinvestment Plan shall be suspended, and, subject to the completion and sale of the Purchased REIT Property, all amounts, if any, held under the Distribution Reinvestment Plan shall be returned to the contributors thereof. No further Units shall be acquired or issued in connection with the Distribution Reinvestment Plan after the date hereof.

Section 4.12 Announcement

Ventas and Sunrise REIT shall consult with each other before issuing any press release, news release or otherwise making any filings or public statements with respect to this Agreement and the transactions contemplated herein and shall not issue such press release without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, in each case, subject to applicable Laws and the exercise of such fiduciary duties, as may be appropriate.

Section 4.13 Defeasance of Convertible Debentures

(1)	Sunrise REIT shall defease all of its obligations under the Trust Indenture immediately prior to Closing in accordance with the provisions of Section 10.5 of the Trust Indenture and on terms satisfactory to Ventas and the Purchasers, including without limiting the foregoing, paying or making provisions to the satisfaction of the trustee under the Trust Indenture for the payment of all other sums payable with respect to the Convertible Debentures (including all applicable expenses of the trustees in connection therewith).

(2)	Each of Ventas and the Purchasers and Sunrise REIT shall proceed diligently as reasonably practicable following the execution and delivery of this Agreement, in a coordinated fashion, and use reasonable best efforts to cooperate in the preparation and negotiation of any documentation required in connection with the defeasance and Sunrise REIT will provide the Purchasers with a reasonable opportunity to engage in all discussions with the trustee under the Trust Indenture with respect to such defeasance and review and comment on such documentation.

Section 4.14 Dissolution of Sunrise REIT, Sub Trust and UPREIT

(1)	On the Closing Date following the purchase of the Purchased REIT Property by the Purchasers (or as soon as practicable thereafter), the Board or the Vendors, as applicable, shall promptly:

(a)	distribute all of the assets of the UPREIT to the Sub Trust and the UPREIT GP, and thereafter proceed to dissolve the UPREIT and the UPREIT GP;

(b)	distribute all of the Sub Trust’s assets to Sunrise REIT upon the redemption of all of the Sub Trust Units and the repayment of the Sub Trust Notes and allocate all taxable income to Sunrise REIT, and thereafter proceed to dissolve the Sub Trust;

(c)	distribute pro rata the cash portion of the Purchase Price to the Unitholders upon redemption of the Units and allocate all taxable income to the Unitholders;

(d)	cause all of Sunrise REIT’s Liabilities under the Trust Indenture in respect of any Convertible Debentures which at the Effective Time have not been converted into Units to be assumed by the Asset Purchaser (or such other affiliate of Ventas as may be designated by Ventas); and

(e)	thereafter, proceed to dissolve Sunrise REIT.

(2)	For the purposes of Section 4.14(1), the parties acknowledge that Sunrise REIT and Sub Trust, as applicable, shall deduct amounts under subsection 104(6) under the Tax Act in respect of such distributions in respect of income or gains of Sunrise REIT and the Sub Trust arising or accruing on or prior to the Closing.

(3)	The Asset Purchaser (or such other affiliate of Ventas as may be designated by Ventas) shall assume all of Sunrise REIT’s Liabilities under the Convertible Debentures as contemplated in Section 4.14(1)(d).

Section 4.15 Planning Act

This Agreement shall only be effective to create an interest in the Canadian Properties if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with by the applicable Vendors on or before Closing and each of the Vendors covenants to proceed diligently at its expense to obtain any necessary consent on or before Closing. Sunrise REIT has no knowledge that completion of the transactions provided for in this Agreement will require any consent under the Planning Act (Ontario) and if any consent is required each of the Vendors will make reasonable efforts to obtain such consent prior to the Closing, at its sole cost and expense.

Section 4.16 Bulk Sales Act

The Purchasers hereby agrees to notify Sunrise REIT in writing within fifteen Business Days of the date hereof if they wish Sunrise REIT and the other Vendors to comply with (i) the Bulk Sales Act (Ontario) or any other applicable provincial bulk sales legislation, or (ii) Section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provision under any other applicable provincial tax legislation, otherwise the Purchasers hereby waive compliance with the provisions of such legislation to the extent the same may pertain to the transactions contemplated hereby.

Section 4.17 Tax Matters

(1)	The Purchasers and the Vendors shall jointly elect, if available, under subsection 167(1) of Part IX of the Excise Tax Act (Canada), and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased REIT Property under this Agreement. The Purchasers and the Vendors shall make such election(s) in prescribed form containing prescribed information and the Purchasers shall file such election(s) in compliance with the requirements of the applicable legislation.

(2)	In accordance with the requirements of the Tax Act, the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Purchaser and the Vendors shall make and file, in a timely manner,

(a)	a joint election(s) to have the rules in section 22 of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the accounts receivable that are the subject of such election, and shall designate therein that portion of the Purchase Price allocated to the accounts receivable that are the subject of such election in accordance with the procedures set out in Section 2.1(4) of this Agreement as the consideration paid by the Purchasers to the Vendors; and

(b)	a joint election(s) to have the rules in subsection 20(24) of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Vendors in respect of undertakings which arise from the operation of the Canadian Properties and to which paragraph 12(1)(a) of the Tax Act applies. The Purchaser and the Vendors acknowledge that the Vendors are transferring assets to the Purchasers which have a value equal to the elected amount as consideration for the assumption by the Purchasers of such obligations of the Vendors.

The Purchasers and the Vendors shall prepare and file their respective Tax Returns in a manner consistent with the aforesaid elections.

ARTICLE 5

AMENDMENT AND TERMINATION

Section 5.1 Amendment

This Agreement may, at any time and from time to time prior to the Closing, be amended by mutual written agreement of the parties hereto.

Section 5.2 Termination

(1)	The rights, obligations, covenants, representation and warranties, as the case may be, of Ventas, the Purchasers and the Vendors under this Agreement may be terminated whether before or after the Unitholder Approval (except in the case of Section 5.2(1)(f) which termination rights shall only be available prior to the Unitholder Approval) by:

(a)	the mutual written agreement of each of the parties;

(b)	by either Sunrise REIT or Ventas if any Law makes, or any Governmental Authority shall have issued an order, decree or injunction making, the consummation of the transactions contemplated hereby illegal or otherwise permanently prohibited, and such order, decree or injunction shall have become final and non-appealable;

(c)	by Ventas if Sunrise REIT or any of the other Vendors shall not have performed in all material respects any covenant to be performed by such party under this Agreement or if any representation or warranty of Sunrise REIT or any of the other Vendors contained in Schedule “B”, Section 2.4(1) or Section 2.4(7) (without giving effect to any materiality qualifiers contained therein) shall have been or become untrue, in each case such that the conditions set forth in Section 2.3(1) or Section 2.3(3) would not be satisfied;

(d)	by Sunrise REIT if Ventas or the Purchasers shall not have performed in all material respects any covenant to be performed by such party under this Agreement or if any representation or warranty of the Purchasers contained in Schedule “C” (without giving effect to any materiality qualifiers contained therein) shall have been or become untrue, in each case, such that the conditions set forth in Section 2.3(1) or Section 2.3(3) would not be satisfied;

(e)

either Sunrise REIT or Ventas after the Outside Date, if the completion of the transactions contemplated hereby has not occurred by then, provided, however, that the right to so terminate under this Section 5.2(1)(e) shall not be available to a party if such party’s actions or failure to act has been a principal cause of or resulted in the failure of the completion of the transactions contemplated hereby to occur on or before the Outside Date and such actions or failure to act constitutes a material breach of this Agreement, and provided further however that if the completion of the transactions contemplated hereby is delayed by (x) an injunction or order made by a Governmental Authority of competent jurisdiction or (y) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the transactions contemplated hereby then, provided that such injunction or order is being contested or appealed or such Regulatory Approval is actively being sought, and there is a reasonable prospect that it will be obtained, as applicable, the Outside Date shall be extended to and the termination rights pursuant to this Section 5.2(1)(e) shall not be available until June 30, 2007;

(f)	Sunrise REIT in connection with Sunrise REIT entering into a Proposed Agreement with respect to a Superior Proposal in accordance with Section 4.4, provided that no termination under this Section 5.2(f) shall be effective unless and until the Vendors shall have paid the Termination Payment to Ventas in accordance with Section 5.3.

(g)	Ventas if (i) the Board or any committee thereof shall have failed to recommend or shall have withdrawn, modified or changed in a manner adverse to Ventas and the Purchasers its approval or recommendation of the transactions contemplated hereby or the Board or any committee thereof shall have failed to publicly affirm and/or reaffirm (within 3 Business Days of having been requested to do so by the Purchaser) a recommendation that Unitholders (unless a result of Ventas having failed to satisfy a condition to the completion of the transactions contemplated hereby that was within its control which has not been cured hereunder) approve the transactions contemplated hereby and vote in favour of the Unitholder Resolution; (ii) Sunrise REIT shall have failed to fulfill its obligations to timely call and conduct the Unitholder Meeting under Section 2.4; or (iii) Sunrise REIT shall have breached its obligations under Section 4.4 in any material respect; or

(h)	either Sunrise REIT or Ventas if the Unitholder Approval shall not have been obtained by the Outside Date; provided, however, that the right to so terminate under this Section 5.2(1)(h) shall not be available to any party whose failure to comply with this Agreement was the cause of such failure.

(2)	If the termination rights are exercised in accordance with the foregoing provisions of this Section 5.2, no party shall have any further liability to perform its obligations under this Agreement, except as set forth in Section 4.6, this Section 5.2(2), Section 5.3 and Section 5.4, which provisions shall survive the termination of this Agreement.

Section 5.3 Termination Payment Events

Notwithstanding any other provision relating to the payment of fees, if:

(a)	Sunrise REIT shall have terminated this Agreement pursuant to Section 5.2(1)(f);

(b)	Ventas shall have terminated this Agreement pursuant to Section 5.2(1)(g);or

(c)	Sunrise REIT or Ventas, as applicable, shall have terminated this Agreement pursuant to Section 5.2(1)(c), 5.2(i)(e) or 5.2(1)(h) and (i) after the date hereof and prior to such termination, a Person (or any Representative of a Person) had made an Acquisition Proposal or publicly announced any intention to make an Acquisition Proposal and (ii) within 12 months of any such termination Sunrise REIT shall consummate an Acquisition Proposal, or enter into an agreement with respect to an Acquisition Proposal, then Sunrise REIT shall pay, subject to any applicable withholding taxes, the Termination Payment to Ventas (or as it may direct), (i) in the case of a termination pursuant to (a) above, prior to such termination, (ii) in the case of a termination pursuant to (b) above, within five Business Days of such termination; or (ii) in the case of a termination pursuant to (c) above, upon the earlier to occur of the execution of such definitive agreement or consummation of the transaction, in each case by bank draft or wire transfer of immediately available funds to an account designated by Ventas. If this Agreement is terminated in accordance with the foregoing provisions of Section 5.3, the Vendors may terminate the Unitholder Meeting.

Section 5.4 Liquidated Damages

In the event the Termination Payment is paid to Ventas, no other amounts will be due and payable as damages or otherwise by Sunrise REIT and each of Ventas and the Purchasers hereby accepts that the Termination Payment is the maximum aggregate amount that Sunrise REIT shall be required to pay in lieu of any damages or any other payment or remedy which Ventas and the Purchasers may be entitled to; provided, however, that this limitation shall not apply in the event of fraud or a wilful breach of this Agreement by Sunrise REIT. Each of Ventas and the Purchasers agrees that the Termination Payment constitute payment of liquidated damages which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty.

Section 5.5 Remedies

Subject to Section 5.4, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to such equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE 6

GENERAL

Section 6.1 Notices

(1)	All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

(a)	If to the Vendors, at:

Sunrise Senior Living Real Estate Investment Trust

11 King Street West

Suite 1100

Toronto, Ontario

M5H 4C7

Attention: Douglas MacLatchy

Facsimile No.: (703) 854-0405

with a copy (which shall not constitute notice) to:

Mr. J. Michael Warren, Chairman

Facsimile No.: (519) 371-5766

with a further copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario, Canada M5L 1B9

Attention: David Ehrlich and Donald Belovich

Facsimile No.: (416) 947-0866

(b)	If to Ventas or the Purchasers, at:

10350 Ormsby Park Place,

Suite 300

Louisville, Kentucky 40223

Attention: Richard T. Riney, Esq.

Facsimile No.: (502) 357-9029

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

USA

Attention: Robin Panovka, Esq.

    Trevor S. Norwitz, Esq.

Facsimile No.: (212) 403-2000

and:

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place

Suite 6100

P.O. Box 50

Toronto, Ontario M5X 1B8

Attention: Clay Horner

Facsimile No.: (416) 862-6666

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

Section 6.2 Assignment

Each of Ventas and the Purchasers may assign all or any part of its rights and/or obligations under this Agreement to a corporation or other entity owned, directly or indirectly, in whole by Ventas, but, if such assignment takes place, Ventas and the applicable Purchaser shall continue to be liable jointly and severally with the assignee for any obligations hereunder. This Agreement shall not be otherwise assignable by any party hereto without the prior written consent of the other party hereto, which consent may be unreasonably withheld in such party’s discretion.

Section 6.3 Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns and no third party shall have any rights hereunder except as provided in Section 4.7.

Section 6.4 Waiver and Modification

The Vendors and Ventas may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any such waiver or consent to be effective, must be in writing executed by the party granting such waiver or consent. No waiver shall operate as an ongoing waiver or as a waiver of any other matter whatsoever.

Section 6.5 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 6.6 Expenses

Except as otherwise expressly provided in this Agreement, the parties agree that all out-of-pocket expenses of the parties relating to the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses, provided that if Closing occurs on Closing all Transaction Costs shall be paid to Sunrise REIT (or as it may direct) by the Purchasers (or by an affiliate of the Purchasers as they may direct). No later than 5 Business Days prior to the scheduled Closing Date, Sunrise REIT shall provide Ventas with a list of Transaction Costs and payment instructions. Nothing in this Agreement will prevent or limit Sunrise REIT from paying the reasonable fees and disbursements (plus applicable taxes, if any) of

TD Securities Inc. or of its accounting and legal advisors incurred by Sunrise REIT in connection with the transactions contemplated hereby.

Section 6.7 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

Section 6.8 Governing Laws

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

Section 6.9 Jurisdiction

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Ontario for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against any party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Section 6.10 Time of Essence

Time shall be of the essence in this Agreement.

Section 6.11 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Purchase Agreement as of the date first written above.

2124678 ONTARIO INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President & General Counsel

2124680 ONTARIO INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President & General Counsel

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President & General Counsel

SUNRISE SENIOR LIVING REAL ESTATE INVESTMENT TRUST

By:	/s/ Douglas MacLatchy
Name:	Douglas MacLatchy
Title:	Chief Executive Officer

SUNRISE REIT TRUST

By:	/s/ Douglas MacLatchy
Name:	Douglas MacLatchy
Title:	Chief Executive Officer

SUNRISE REIT GP INC. in its capacity as general partner of SUNRISE CANADIAN UPREIT, LP

By:	/s/ Douglas MacLatchy
Name:	Douglas MacLatchy
Title:	Chief Executive Officer

SCHEDULE “A”

DEFINITIONS

“Acquisition Proposal” means any proposal or offer made by any Person other than the Purchasers (or any affiliate of the Purchasers or any Person acting jointly and/or in concert with the Purchasers or any affiliate of the Purchasers) with respect to the acquisition, directly or indirectly, of assets, securities or ownership interests of or in Sunrise REIT or any of its Subsidiaries representing 20% or more of the consolidated assets of Sunrise REIT and its Subsidiaries taken as a whole, in a single transaction or a series of transactions, or of equity interests representing a 20% or greater economic interest in Sunrise REIT or such Subsidiaries taken as a whole, in a single transaction or a series of transactions pursuant to any merger, amalgamation, tender offer, share exchange, business combination, liquidation, dissolution, recapitalization, take-over or non-exempt issuer bid, amendment to the Declaration of Trust, redemption of units, extraordinary distribution, sale, lease, exchange, mortgage, pledge, transfer,, purchase or issuance as consideration or similar transaction or series of transactions involving Sunrise REIT or any of such Subsidiaries or any other transaction the consummation of which would reasonably expected to impede, interfere with, prevent or materially delay the transactions contemplated hereby.

“Affiliate” or “affiliate” has the meaning ascribed to that term in National Instrument 45-106.

“Asset Purchaser” means 2124680 Ontario Inc. , a corporation existing under the laws of the Province of Ontario.

“Assumed Liabilities” means all of the Liabilities of each of the Vendors directly related to the Canadian Properties that are incurred, accrued or owing to any Person as at the Closing Date as reflected in the Books and Records of the applicable Vendor as at the Closing Date (excluding the Excluded Liabilities).

“Assumed Obligations” means all Liabilities of each of the Vendors, incurred, accrued or owing to any Person (including Liabilities under the Contracts and the Permitted Encumbrances) (excluding the Excluded Liabilities and the Assumed Liabilities).

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, clearance, licence or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Beneficial Property Interest” means the beneficial interest of the UPREIT in each of the Canadian Properties.

“Board” has the meaning set forth in the recitals to this Agreement.

“Books and Records” means all books and records of Sunrise REIT and its Subsidiaries, including financial, personnel, corporate, operations and sales books, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise including all data and information stored on computer-related or other electronic media.

“Buildings” means any plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon any of the Company Properties or included in the Purchased REIT Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to any of the Company Properties, including any of the foregoing under construction.

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario and New York, New York USA other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario and New York, New York USA under applicable Laws.

“Canadian Property Contracts” means all of the Contracts relating to or associated with the Canadian Properties, including any management agreements, nominee agreements and residence agreements.

“Canadian Properties” means each of the Owned Properties, including all Buildings thereon, described in the Disclosure Letter.

“Canco” means Sunrise REIT Canadian Holdings Inc., a corporation incorporated under the laws of the Province of Ontario.

“Canco Note Indenture” means the Note Indenture Agreement dated as of December 23, 2004 between Canco and Computershare Trust Company of Canada.

“Canco Shares” means all of the issued and outstanding shares in the capital of Canco.

“Circular” means the notice of Unitholder Meeting and the accompanying management information circular to be sent to Unitholders in connection with the Unitholder Meeting, as the same may be amended, supplemented or otherwise modified subject to this Agreement.

“Clean-Up” means all actions required under applicable Environmental Law to contain, clean-up, remove, treat or remediate Hazardous Materials so that they do not migrate or endanger human health or the environment.

“Closing” has the meaning ascribed thereto in Section 2.2.

“Closing Date” has the meaning ascribed thereto in Section 2.2.

“Competition Act” means the Competition Act (Canada), as amended.

“Company Properties” has the meaning ascribed thereto in paragraph 13(i) of Schedule B.

“Competition Commissioner” means the Commissioner of Competition appointed pursuant to the Competition Act.

“Confidentiality Agreement” means the confidentiality, non-disclosure, non-solicit and standstill agreement between Ventas and Sunrise REIT dated November 7, 2006.

“Confidential Information” has the meaning ascribed thereto in Section 4.6(2).

“Contract” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which a Vendor or a Subsidiary of any Vendor is a party or by which a Vendor or a Subsidiary of any Vendor is bound or under which a Vendor or a Subsidiary has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied) relating to the Purchased REIT Assets.

“Convertible Debentures” means, collectively, the 2006-1 6.4% convertible debentures due December 31, 2011 issued by Sunrise REIT on each of August 1, 2006 and September 1, 2006, and the 2006-2 7% convertible debentures due December 30, 2011 issued by Sunrise REIT on September 6, 2006.

“Debentureholders” means the registered holders of the outstanding Convertible Debentures.

“Declaration of Trust” means the first amended and restated declaration of trust of Sunrise REIT dated November 11, 2004.

“Director of Investments” means the Director of Investments appointed pursuant to the Investment Canada Act.

“Disclosure Letter” means the letter of even date herewith delivered by Sunrise REIT to the Purchasers, in a form accepted by and initialled on behalf of the Purchaser, with respect to certain matters in this Agreement.

“Distribution Reinvestment Plan” means the distribution reinvestment plan of Sunrise REIT implemented by Sunrise REIT, providing for, among other things, the purchase of additional Units with cash distributions, as amended from time to time.

“Effective Time” means 10 o’clock (Toronto time) on the Closing Date, being the time that the Purchasers shall have been deemed to have acquired ownership of the Purchased REIT Property in accordance with this Agreement.

“Employee Plan” means all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, change of control, savings, profit sharing, severance or termination pay, employee benefit, fringe benefit, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, pension, retirement, supplementary retirement, plan, program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten), insured or self insured, registered or unregistered, in each case, under which Sunrise REIT may have any liability and that relates solely to the Relevant Sunrise REIT Employees, but excluding the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a province and workers’ compensation insurance provided by federal or provincial Law or a comparable program established and administered outside Canada.

“Encumbrances” means any encumbrance, lien, charge, hypothec, pledge, option, right of first offer or refusal, mortgage, deed of trust, title retention agreement, security interest of any nature, adverse claim, claim against title, exception, reservation, easement, right of pre-emption, privilege or any option, right of pre-emption, privilege or Contract to create a security interest in any of the foregoing.

“Environmental Claim” means any claim, investigation or written notice by any Person against Sunrise REIT or any of its Subsidiaries alleging potential liability (including potential liability for investigatory costs, Clean-Up costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) under any Environmental Law arising out of, based on or resulting from the presence, or Release, of any Hazardous

Material on the real property owned or leased by Sunrise REIT and its Subsidiaries.

“Environmental Law” means all applicable Laws relating to pollution or protection of the environment. Without limiting the generality of the foregoing, Environmental Law includes Laws relating to Releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Material and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Material.

“Excluded Assets” means:

(a)	all of the issued and outstanding trust units of the Sub Trust and the Sub Trust Notes held by Sunrise REIT;

(b)	all of the issued and outstanding Class A limited partnership units of the UPREIT held by the Sub Trust; and

(c)	all of the issued and outstanding common shares of Sunrise REIT GP Inc.

“Excluded Liabilities” means (i) any taxes payable by the Vendors (other than property taxes and (ii) all of the Sub Trust’s Liabilities under the Subtrust Notes; and (iii) all of Sunrise REIT’s Liabilities under the Convertible Debentures (which are assumed by the Asset Purchaser pursuant to Section 4.13).

“Fairness Opinion” has the meaning ascribed thereto in Section 2.4(7).

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; and (d) stock exchange or other self-regulatory organization.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is classified or regulated as “hazardous” or “toxic” pursuant to Environmental Law, and includes friable asbestos-containing material, polychlorinated biphenyls and petroleum products.

“including” means including without limitation.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“JV Interests” means, collectively (i) all of the limited partnership units of Sunrise of Aurora LP held by the Sub Trust, (ii) all of the issued and outstanding shares in the capital of Sunrise of Aurora GP Inc. held by the Sub Trust, (iii) all of the limited partnership units of Sunrise of Erin Mills LP held by the UPREIT, and (iv) all of the issued and outstanding shares in the capital of Sunrise of Erin Mills GP Inc. held by the UPREIT.

“Laws” means all statutes, regulations, statutory rules, principles of common law or equity, orders and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority (including the Securities Regulatory Authorities), and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Authority (including the Securities Regulatory Authorities) having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities, in each case as such Laws may be amended from time to time.

“Leased Properties” has the meaning ascribed thereto in paragraph 13(i) of Schedule B.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit license or other undertaking and those arising as a result of any act or omission.

“Long-Term Incentive Plan” means the 2005 Long-Term Incentive Plan of Sunrise REIT, implemented by Sunrise REIT as of December 23, 2004 and as amended and restated as of March 29, 2005 (as ratified and approved on November 22, 2006) and as further amended from time to time.

“Manager” means Sunrise Senior Living, Inc., Sunrise North Senior Living Ltd. and/or any of its or their affiliates who manage any Owned Properties.

“Material Contracts” shall mean (i) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $1,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (ii) any contractual obligation (including any brokerage agreement) entered into by Sunrise REIT or any Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty) and that may result in total payments by Sunrise or any Subsidiary in excess of $1,000,000, (iii) any material agreements filed or required to be filed under applicable Securities Laws, (iv) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction in excess of $500,000 to which Sunrise or any Subsidiary is a party or an obligor with respect thereto, (v) any agreement, arrangement or understanding in which the amount involved exceeds $100,000 per annum with any trustee, director or employee of Sunrise or any Subsidiary earning in excess of $75,000 per annum in base compensation and cash bonus associate or any member of the immediate family of any such trustee, director or employee, (vi) any partnership or joint venture agreement with any third parties, (vii) any confidentiality agreement, non-competition agreement or other contract or any agreement that contains covenants that restrict the Sunrise’s or any Subsidiary’s or any of their respective Affiliates’ ability to compete in any line of business or with any Person in any geographical area, (viii) any indemnification agreements entered into by and between Sunrise REIT and any trustee or officer of the Company or any of its Subsidiary, (ix) any contract providing any Person with any option, right of first refusal or similar obligation with respect to any of Sunrise REIT’s assets, (x) any agreement pursuant to which Sunrise REIT or any Subsidiary manages or provides services with respect to any real properties other than real property owned by Sunrise REIT or any Subsidiary, in each case together with all amendments, modification and supplements thereto, or (xi) any agreement to which Sunrise REIT and/or any of its Subsidiaries, on the one hand, and Manager and/or any of its Subsidiaries, on the other hand, is a party.

“Minister” means the responsible minister under the Investment Canada Act.

“Misrepresentation” has the meaning ascribed to such term under the Securities Act.

“Nominees” means collectively, SZR Mississauga Inc., SZR Lynn Valley Limited, SZR Markham Inc., SZR Windsor Inc., SZR Richmond Hill Inc., SZR Beacon Hill Inc., SZR Oakville Inc, Sunrise of Vancouver Limited and SZR Burlington Inc.

“Nominee Shares” means all of the issued and outstanding shares in the capital of each of the Nominees held by the UPREIT.

“North York Contracts” means (i) the Fixed Price Acquisition Agreement dated October 25, 2005, among Sunrise Senior Living, Inc., Sunrise North Senior Living Ltd. and the UPREIT, and (ii) the Mezzanine Loan Agreement dated October 25, 2005, the UPREIT, Sunrise of North York, LP, and Sunrise Senior Living, Inc. relating to the development property located in North York, Ontario, in each case as amended, modified, supplemented or restated from time to time.

“Note Indentures” means the Canco Note Indenture and the SZR Note Indenture.

“Notes” means (i) all of the issued and outstanding 11.75% unsecured, subordinated notes of Canco issued to the Sub Trust pursuant to the terms of the Canco Note Indenture, and (ii) all of the issued and outstanding unsecured, subordinated notes of SZR US Finance, Inc. issued to the Sub Trust pursuant to the terms of the SZR Note Indenture.

“Options” means options to purchase Units granted under the Unit Option Plan.

“Optionholders” means the holders of the outstanding Options.

“Outside Date” means May 31, 2007.

“Owned Properties” has the meaning ascribed thereto in paragraph 13(i) of Schedule B.

“Permitted Encumbrances” shall have the meaning set forth in the Purchaser Disclosure Letter.

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, trust, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status.

“Purchased Assets” means all of the right, title and interest in, to and under or relating to, the assets, property, rights and undertaking, owned or used or held by each of the Vendors of whatsoever nature in kind and wherever situated, including:

(a)	the JV Interests,

(b)	the Beneficial Property Interest,

(c)	the Nominee Shares, and

(d)	the Contracts, including the Canadian Property Contracts, the North York Contracts, and the Sunrise Contracts,

other than (i) the Excluded Assets, and (ii) the Purchased Securities.

“Purchased REIT Property” means collectively, the Purchased Securities and the Purchased Assets.

“Purchased Securities” means collectively, the Canco Shares and the Notes.

“Purchase Price” has the meaning ascribed thereto in Section 2.1.

“Purchaser Material Adverse Change” means, with respect to the Purchasers, any change, effect, event, occurrence or set of circumstances that, when taken together with all other adverse changes, effects, events, occurrences or set of circumstances that have occurred, is or is reasonably likely to have a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated hereby and the other transactions contemplated hereby.

“Purchasers” means, collectively, the Securities Purchaser and the Asset Purchaser.

“Regulatory Approvals” means those sanctions, rulings, consents, clearances, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities, as set out in Schedule “D” hereto.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata), or into or out of any property, including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or property.

“Relevant Sunrise REIT Employees” means those employees listed in the Disclosure Letter.

“Representatives” has the meaning ascribed thereto in Section 4.6(1).

“Restricted Unit Plan” means the restricted unit plan of Sunrise REIT, implemented by Sunrise REIT as of July 12, 2006, providing for the grant of Restricted Units, as amended from time to time.

“Restricted Units” means the right to receive Units granted under the Restricted Unit Plan.

“Securities Act” means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be amended from time to time prior to Closing.

“Securities Laws” mean the Securities Act and all other applicable Canadian securities Laws.

“Securities Regulatory Authorities” means collectively, the provincial and territorial securities regulatory authority in the provinces and territories of Canada in which Sunrise REIT is a reporting issuer (or the equivalent), and the TSX.

“Securities Purchaser” means 2124678 Ontario Inc., a corporation existing under the laws of the Province of Ontario.

“Sub Trust Notes” means the notes issued to Sunrise REIT pursuant to the trust indenture dated as of December 23, 2004 between the Sub Trust and Computershare Trust Company of Canada.

“Sunrise Contracts” means (i) the Master Management Agreement dated as of the 23rd day of December 2004 among Sunrise Senior Living Management, Inc., Sunrise North Senior Living Ltd, the Sub Trust, the UPREIT, Sunrise of Aurora, LP, Sunrise US Holdings Inc, and Sunrise Senior Living, Inc., (ii) the Strategic Alliance Agreement dated as of the 23rd day of December 2004 among Sunrise REIT and Sunrise Senior Living, Inc., in each case as amended, modified, supplemented or restated from time to time, and (iii) any agreement to which Sunrise REIT and/or any of its Subsidiaries, on the one hand, and Manager and/or any of its Subsidiaries, on the other hand, is a party, in each case together with all amendments and modifications thereto, other than ordinary course agreements (a) which do not materially adversely affect (x) the use or occupation of the properties, (y) the transactions contemplated by this Agreement, or (z) the ongoing management relationship with the Manager or (b) which require the payment to the Manager or its Affiliates of amounts in excess of $1,000,000 in the aggregate.

“Sunrise Material Adverse Change” means, with respect to Sunrise REIT, any change, effect, event, development, occurrence or set of circumstances, individually or in the aggregate, (i) that is materially adverse or is reasonably likely to be materially adverse to the business, affairs, results of operations or condition (financial or otherwise) or assets of Sunrise REIT and its Subsidiaries, taken as a whole; (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the parties to consummate the transactions contemplated hereby before the Outside Date; (iii) that would reasonably be expected to prevent or materially impair the ability of Sunrise REIT from qualifying as a mutual fund trust for purposes of the Tax Act or as a unit trust under paragraph 108(2)(a) of the Tax Act; or (iv) that would reasonably be expected to cause Sunrise REIT or its Subsidiaries to become subject to tax under Part X11.2 of the Tax Act, in each case other than any change, effect, event, development, occurrence or set of circumstances resulting from (1) the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (2) the U.S. or Canadian economies or securities or currency markets in general, (3) the real estate industry, the long term care industry or the retirement home industry in general in the U.S. or Canada, (4) any Laws related to health care or the care of seniors; (5) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, (6) changes in applicable Laws or regulations or in Canadian generally accepted accounting principles (other than tax laws or regulations or the interpretation thereof), (7) any natural disaster, (8) any decrease in the market price or any decline in the trading volume of Units on the TSX, or (9) any other changes to the taxation of publicly traded trusts, including real estate income trusts, announced or implemented by a Governmental Authority, in the case of each of clauses (2) through (9), which do not affect Sunrise REIT or its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the senior living, long term care or retirement home industry in the relevant geographic areas.

“Subsidiaries” has the meaning ascribed to that term in the National Instrument 45-106.

“Sub Trust” means Sunrise REIT Trust, a trust established under the laws of the Province of Ontario.

“Sub Trust Units” means the trust units of the Sub Trust.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a third party that in the good faith determination of the Trustees, after consultation with its financial advisors and with outside counsel: (a) is reasonably capable of being completed without undue delay having regard to financial, legal, regulatory and other matters; (b) in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full of the consideration; and (c)

would, if consummated in accordance with its terms, result in a transaction more favourable to Unitholders from a financial point of view (including financing terms, any termination fee or expenses reimbursement payable under this Agreement, any conditions to the consummation thereof) than the transactions contemplated by this Agreement; provided, however, that for purposes of this definition the references in the definition of Acquisition Proposal to “20%” shall be deemed to be references to “100%”.

“SZR Note Indenture” means the note indenture dated as of June 21, 2005 between SZR US Finance, Inc. and Canco.

“Taxes” means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority or to be paid under any tax laws (including income tax, employment tax, property tax, corporate tax, land transfer tax, sales tax, goods and services tax, harmonized sales, value-added, excise tax, withholding tax, tax on capital, customs duties and transfer fees).

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements filed with any Governmental Authority or required to be filed in respect of Taxes.

“Termination Payment” means an amount equal to the lesser of (i) the Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Ventas without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), and (b) Ventas has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Ventas which was not Qualifying Income), in each case as determined by independent accountants to Ventas. Notwithstanding the foregoing, in the event Ventas receives a reasoned opinion from outside counsel or a ruling from the United States Internal Revenue Service (“Tax Guidance”) providing that Ventas’ receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Termination Payment shall be an amount equal to the Base Amount and Sunrise REIT shall, upon receiving notice that Ventas has received the Tax Guidance, pay to Ventas the unpaid Base Amount within five Business Days. In the event that Ventas is not able to receive the full Base Amount due to the above limitations, Sunrise REIT shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Ventas unless and until Ventas receives either one or a combination of the following once or more often: (i) a letter from Ventas’ independent accountants indicating the maximum amount that can be paid at that time to Ventas without causing Ventas to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events Sunrise REIT shall pay to Ventas the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after Sunrise REIT has been notified thereof. For the purposes hereof, Base Amount means $39,800,000.

“Third Party Consents” shall have the meaning set forth in Section 7 of Schedule “B”.

“Transaction Costs” means all costs, expenses and fees of the Vendors or their Subsidiaries incurred in connection with, or incidental to, the transactions contemplated by this Agreement, including without limitation: (i) out-of-pocket expenses of the parties relating to the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs; (ii) all fees, costs or other expenses, of any nature or kind, incurred as a result of the compliance with Section 4.13 and completion of the defeasance of the Convertible Debentures; (iii) filing fees required in connection with the notification of the transactions contemplated by this Agreement or the application for or prosecution of any consent, clearance, approval, authorization, registration, filing or submission in accordance with Section 4.3; (iv) all land transfer taxes, transfer taxes and all other taxes, duties, registrations charges or other like charges properly payable in connection with the conveyance and transfer of the Purchased Securities and Purchased Assets; (v) all reasonable costs, expenses and fees associated with the distributions, redemptions and wind-ups contemplated in Section 4.14(1); (vi) all sales and transfer taxes, registration charges and transfer fees, other than the goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and any similar value-added or multi-staged tax imposed under any applicable provincial or territorial legislation, payable by it in respect of the purchase and sale of the Purchased REIT Property under this Agreement; (vii) all change of control payments as set out in the Disclosure Letter; and (viii) all costs, expenses and fees incurred in dealing with lenders, including mortgage assumption, processing or similar fees. The aggregate Transaction Costs are estimated not to exceed the amount set forth in Disclosure Letter.

“Trustees” means the trustees of Sunrise REIT.

“Trust Indenture” means the trust indenture dated as of December 23, 2004 between Sunrise REIT and Computershare Trust Company of Canada, as amended by the First Supplemental Indenture dated as of August 3, 2006 and the Second Supplemental Indenture dated as of September 6, 2006 providing for the issuance of the Convertible Debentures.

“TSX” means the Toronto Stock Exchange.

“Unitholder Approval” has the meaning ascribed thereto in Schedule “B”.

“Unitholder Meeting” means the special meeting of the Unitholders, including any adjournment or postponement thereof, to be called and held to consider the transactions contemplated hereby.

“Unitholder Resolution” means a Special Resolution (as defined in the Declaration of Trust) of the Unitholders approving the transactions contemplated hereby, such resolution to be in form and substance satisfactory to Sunrise REIT and the Purchaser, acting reasonably.

“Unitholders” means the registered or beneficial holders of the issued and outstanding Units, as the context requires.

“Unit Option Plan” means the unit option plan of Sunrise REIT, implemented by Sunrise REIT as of December 23, 2004, providing for the grant of options to acquire Units, as amended from time to time.

“Units” means the issued and outstanding trust units of Sunrise REIT, as currently constituted.

“UPREIT” means Sunrise Canadian UPREIT, LP, a limited partnership established under the Laws of the Province of Ontario.

“UPREIT GP” means Sunrise REIT GP, Inc., a corporation incorporated under the Laws of Ontario.

“Vendors” means, collectively, Sunrise REIT, the Sub Trust, and the UPREIT.

“Yield Maintenance Confirmation” has the meaning ascribed thereto in Section 4.1(1)(o).

SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

1.	Organization; Subsidiaries. Each of Sunrise REIT and its Subsidiaries has been duly formed or incorporated under applicable law, validly exists, is in good standing and has full trust or corporate power and authority to own its properties and conduct its business as presently owned and conducted and is qualified to do business in each of the jurisdictions in which the nature of its business or the ownership of its properties make such qualification necessary. All of the shares or units of the Subsidiaries are validly issued, fully paid and non-assessable and all such shares or units are owned directly or indirectly by Sunrise REIT free and clear of all Encumbrances. Section 1 of the Disclosure Letter sets forth (i) each Subsidiary, (ii) the ownership interest therein of Sunrise REIT, if not directly or indirectly owned by Sunrise REIT, and the identity and the class and number of ownership interest of other owners of such Subsidiary. Complete and correct copies of the organizational documents of Sunrise REIT and each Subsidiary have been previously delivered or made available to Purchaser. Except for the Subsidiaries, neither Sunrise REIT nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or dent) in any Person.

2.

Capitalization. (a) The authorized capital of Sunrise REIT consists of an unlimited number of Units. As at the date hereof: (i) there are 58,587,107 Units issued and outstanding in the capital of Sunrise REIT (excluding 29,950 Units to be issued under the Distribution Reinvestment Plan on January 15, 2007); (ii) up to a maximum of 4,128,631 Units may be issued pursuant to outstanding Options; (iii) no Restricted Units are outstanding; and (iv) up to 13,101,806 Units are issuable upon conversion of the Convertible Debentures. All Units issuable upon the exercise of Options or the conversion of the Convertible Debentures, in each case in accordance with their terms, will be duly authorized and validly issued and fully paid and non-assessable. Except as described in the first sentence of this paragraph, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments of any character relating to issued or unissued Units of Sunrise REIT or any of its Subsidiaries, obligating Sunrise REIT or any Subsidiary to issue or sell any units or equity securities of Sunrise REIT or any Subsidiary or securities or obligations of any kind convertible into or exchangeable for any units or equity securities of Sunrise REIT or any Subsidiary. There are no bonds, debentures notes or other indebtedness of Sunrise REIT, or assets of any Subsidiary, exchangeable into Units or Shares or having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters in which the Unitholders may vote other then the Convertible Debentures. All Units issuable upon the exercise of Options or the conversion of the Convertible Debentures, in each case in accordance with their terms, will be duly authorized and validly issued and fully paid and non-assessable. All dividends or distributions on the Units which have been authorized or declared prior to the date hereof have been paid in full, other than the distribution payable to unitholders on January 15, 2007. There are no unitholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any units of Sunrise REIT or any ownership interests in any Subsidiary to which Sunrise REIT or any Subsidiary is a party or by which it is bound. There are no outstanding contractual obligations of Sunrise REIT or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Sunrise REIT Units or any shares of such Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any such Subsidiary or any other Person.

3.	Authority. The Board, based on the recommendation of the committee of independent trustees of the Board, has approved and declared advisable the transactions contemplated hereby and has directed that such transactions be submitted for consideration at a special meeting of the Unitholders. Each of the Vendors has the requisite trust or corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the Vendors and the consummation by each of the transactions contemplated by this Agreement, each of them have been duly authorized and no other proceedings on the part of each of the Vendors are necessary to authorize this Agreement, or the Circular or the transactions contemplated hereby, other than, (i) with respect to the Circular and other documents relating thereto, the approval of the Trustees, and (ii) Unitholder Approval as expressly contemplated in this Agreement.

4.	Execution. This Agreement has been duly executed and delivered by each of the Vendors and constitutes a valid and binding obligation of each of the Vendors, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

5.

No Violations. Subject to the timely receipt of the Regulatory Approvals, the Unitholder Approval, the execution and delivery by each of the Vendors of this Agreement and performance by each of them of their obligations hereunder, the completion of the transactions contemplated hereby will not result directly or indirectly (with or without notice or the passage of time) in a violation, default or breach of, require any consent to be obtained under, constitute a default under any provision of, conflict with, or give rise to any termination, cancellation or acceleration rights under any provision of, or result in the creation of a material Encumbrance upon any of the properties or assets of Sunrise REIT or any of its Subsidiaries, under:

(a)	the Declaration of Trust or any Vendor’s or Subsidiary’s declaration of trust, certificate of incorporation, articles, by-laws or other charter documents, as applicable;

(b)	any applicable Laws;

(c)	any permit, approval, consent authorization, license, variance or permission required by any Governmental Authority with respect to Sunrise REIT, any of its Subsidiaries or any of their respective operations or assets, including certificates of occupancy; or

(d)	any Material Contract.

6.	Required Authorizations. There is no requirement for any of the Vendors to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement, except (i) in connection with the Regulatory Approvals, and (ii) the filing with the Securities Regulatory Authorities and the mailing to the Unitholders of the Circular.

7.	Required Consents. Except as set forth in the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which Sunrise REIT or its Subsidiaries is a party to any of the transactions contemplated by this Agreement (the “Third Party Consents”). No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authorities is required to be obtained by the Vendors in connection with the execution and delivery of this Agreement other than those which are expressly contemplated by this Agreement, including any Medicare, Medicaid or other governmental healthcare program (as defined in 42 U.S.C. 1320a-7b(f)) participation approval or agreement, to the extent that the same are held or required to be held by Sunrise REIT or its Subsidiaries to own their respective properties and to conduct their respective operations as currently conducted.

8.

Absence of Changes. Since January 1, 2006: (a) there has not been any (i) Sunrise Material Adverse Change in the business, assets, liabilities, capitalization, prospects, financial position or financial condition, licences, permits, rights or privileges, whether contractual or otherwise, of Sunrise REIT or any of its Subsidiaries, considered as a whole or (ii) any action which would have constituted a breach of Section 4.1, if such section had applied since January 1, 2006, or (iii) any change in the status of any Regulatory Approval of Sunrise, its Subsidiaries, and (b) the business of Sunrise REIT and its Subsidiaries have been carried on in the ordinary course, consistent with past practice.

9.	Financial Statements; Undisclosed Liabilities. The audited consolidated financial statements of Sunrise REIT for the fiscal years ending December 31, 2004 and 2005 and the unaudited consolidated financial statements for the nine month period ending September 30, 2006, including the consolidated balance sheet of Sunrise at September 30, 2006 (the “Balance Sheet”) were each prepared in accordance with generally accepted accounting principles in Canada, consistently applied, and fairly present the consolidated financial condition of Sunrise REIT and its Subsidiaries at the respective dates indicated and the results of operations of Sunrise REIT and its Subsidiaries (on a consolidated basis) for the periods covered. There are no Liabilities of Sunrise REIT or any of its Subsidiaries and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (a) Liabilities expressly provided for in the Balance Sheet and (b) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to the date of the Balance Sheet which would not, individually or in the aggregate, reasonably be expected to result in a Sunrise Material Adverse Change.

10.	Compliance with Laws.

(a)	The operations of each of Sunrise REIT and its Subsidiaries, and to the Knowledge of Sunrise REIT and its Subsidiaries of each of the operators of their respective properties or assets, are conducted in compliance with all Laws of each jurisdiction in which Sunrise REIT or its Subsidiaries or any of such operators carries on its business, and none of Sunrise REIT or any of its Subsidiaries or of any of the operators of their respective properties or assets has received any notice of any violation of any such Laws, except for any such non-compliance or violations which would not reasonably be expected to cause a Sunrise Material Adverse Change. Sunrise REIT and each of its Subsidiaries, and to the Knowledge of Sunrise REIT and its Subsidiaries, all of the operators of their respective properties or assets, are in material compliance with all Laws and the terms of all approvals of Governmental Authorities to the extent applicable thereto, or to any of their respective businesses or operations, except with respect to the foregoing representations made in connection with the operators for any such non-compliance or violations which would not reasonably be expected to cause a Sunrise Material Adverse Change.

(b)	Neither Sunrise REIT nor any of its Subsidiaries, nor any director, officer, employee, or agent of Sunrise REIT or any of its Subsidiaries, is currently, or has been at any time since January, 2004: (i) excluded from participation in any federal health care program or state health care program, (ii) to the Knowledge of Sunrise REIT, convicted of any criminal offense in respect of any Law, (iii) convicted of any criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), (iv) to the Knowledge of Sunrise REIT, debarred or disqualified from participation in federal healthcare or procurement or nonprocurement programs, but who is not excluded or otherwise listed in the listing described in the following clause (v), (v) listed on the HHS Office of Inspector General’s list of excluded parties or the General Services Administration List of parties excluded from federal programs, or (vi) a party to or subject to, or, to the Knowledge of Sunrise REIT or any of its Subsidiaries, threatened to be made a party to or subject to, any action or proceeding concerning any of the matters described in clauses (i), (ii), (iii), (iv) or (v).

(c)	Neither Sunrise REIT nor any of its Subsidiaries: (i) makes or has made available to any Person for free or a nominal charge any ancillary supplies, goods, services, coupons, vouchers or discount cards or programs, (ii) has any financial relationships as defined in 42 U.S.C. § 1395nn(a) with physicians, (iii) receives any payments from manufacturers other than customary rebates and purchase discounts, and other than non-monetary benefits, (iv) has any Knowledge of any employee of Sunrise REIT or any of its Subsidiaries receiving any monetary payments or other benefits of any kind that are inconsistent with Sunrise REIT’s [Code of Conduct], (v) engages in manufacturing (including repackaging) of regulated products, or (vi) to the actual Knowledge of Sunrise REIT, currently holds, or at any time during the previous five years has distributed (other than return of a product to a supplier) or dispensed to any Person, any product that fails in any material respect to comply with all applicable Laws and all applicable product specifications.

11.

Litigation, etc. There is no claim, grievance, action, proceeding or investigation pending or, to the knowledge of Sunrise REIT, threatened against or relating to Sunrise REIT or any Subsidiary or affecting any of their properties or assets before any Governmental Authority that, if adversely determined, would reasonably be expected to result in a Sunrise Material Adverse Change. To the knowledge of Sunrise REIT, neither Sunrise REIT nor any Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to result in a Sunrise Material Adverse Change.

12.	Disclosure Record. Sunrise REIT is a reporting issuer (or the equivalent) under applicable Securities Laws and is not in default of any material requirements of any applicable Securities Laws; no delisting, suspension of trading or cease trade order with respect to Units or the Convertible Debentures is pending, or to the knowledge of Sunrise REIT, threatened. Since December 15, 2004, Sunrise REIT has filed with the Securities Regulatory Authorities all forms, reports, and documents, including financial statements, annual information forms, material change reports and management proxy circulars required to be filed by Sunrise REIT under Securities Laws. After giving effect to all subsequent filings in relation to matters covered in earlier filings, the public filings of Sunrise REIT under the provisions of applicable Securities Laws do not contain any Misrepresentations. Sunrise REIT has not filed any confidential material change report with the Securities Regulatory Authorities which as of the date hereof remains confidential.

13.	Real Property.

(a)

The Disclosure Letter, sets forth a correct and complete list of (i) all real property owned by Sunrise REIT or its Subsidiaries (collectively, the “Owned Properties”), and (ii) all real property leased, subleased or licensed by Sunrise REIT or its Subsidiaries (collectively, the “Leased Properties”) or in which Sunrise REIT has a direct or indirect interest as a mortgage or mezzanine lender (together with the Owned Properties and the Leased Properties, the “Company Properties”). Except as set forth in Section A-13 of the Disclosure Letter, there are no real properties for which Sunrise REIT or its Subsidiaries has a contract to buy, lease or sublease at some future date. Sunrise REIT and each of its Subsidiaries (i) has good, marketable, legal and beneficial title to the Owned Properties, (ii) has valid and subsisting leasehold interest in the Leased Properties, in each case free and clear of any Encumbrance and necessary to permit the operation of Sunrise REIT’s current business, as it is now being conducted, except for Permitted Encumbrances which, individually or in the aggregate, would not be reasonably expected to have a Sunrise Material Adverse Change. Without limiting the foregoing : (i) UPREIT is the beneficial owner of the Canadian Properties , (ii) each of the Nominees are the legal owners of the Canadian Properties as set out in the Disclosure Letter, (iii) Sunrise of Aurora LP is the beneficial owner of the property located at 3 Golf Links Drive, Aurora, Ontario and owns 100% of the issued and outstanding shares in the capital of SZR Aurora Inc. which in turn owns 100% of the registered title in such property and (iv) Sunrise of Erin Mills LP is the beneficial owner of the property located at 4046 Erin Mills Parkway, Mississauga, Ontario and owns 100% of the issued and outstanding shares in the capital of SZR Erin Mills Inc. which in turn owns 100% of the registered title in such property.

(b)	None of Sunrise REIT and the Subsidiaries has received written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties is not in full force and effect, except for such failures to have in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Sunrise Material Adverse Change, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Sunrise Material Adverse Change.

(c)	Except where the failure to have such policies, individually or in the aggregate, would not reasonably be expected to have a Sunrise Material Adverse Change or except as provided in the Disclosure Schedule, policies or commitments for policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring or committing to insure, as of the effective date of each such Company Title Insurance Policy, Sunrise REIT’s or its applicable Subsidiary’s title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and the Permitted Encumbrances.

(d)	Except as provided in the Disclosure Schedule, as of the date hereof, none of Sunrise REIT or any of its Subsidiaries has received any written notice to the effect that any condemnation, expropriation or rezoning proceedings are pending with respect to any of the Company Properties that would, individually or in the aggregate, reasonably be expected have a Sunrise Material Adverse Change.

(e)

The Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease with a third party pursuant to which Sunrise REIT or any of its Subsidiaries or any Person in which Sunrise REIT or any of its Subsidiaries has an option to acquire a controlling interest (a “Ground Tenant”) is a lessee (together with all amendments and modifications thereto, a “Ground Lease”). As of the date hereof, none of Sunrise REIT or any of its

Subsidiaries or any Ground Tenant has received a written notice that it or any Ground Tenant is in default under any Ground Lease which remains uncured. Sunrise REIT has made available to Purchaser correct and complete copies of each Ground Lease. Except as would not reasonably be expected to have a Sunrise Material Adverse Change, (i) none of Sunrise REIT, any of its Subsidiaries or any Ground Tenant and, to the knowledge of Sunrise REIT, no other party is, in breach or violation of, or default under, any Ground Lease, (ii) no event has occurred which would result in a breach or violation of, or a default under, any Ground Lease by Sunrise REIT, its Subsidiaries or any Ground Tenant, or to the knowledge of Sunrise REIT, any other party thereto (in each case, with or without notice or lapse of time or both) and (iii) each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Sunrise REIT or its Subsidiaries or its Ground Tenant and, to the knowledge of Sunrise REIT, with respect to the other parties thereto.

(f)	Except for those contracts or agreements set forth in the Disclosure Schedule or as contemplated by, or provided in, the Material Contracts, Ground Leases or organizational documents of Sunrise REIT or its Subsidiaries, none of Sunrise REIT or any of its Subsidiaries is a party to any contract or agreement (collectively, the “Participation Agreements”) with any third party that provides for a right of such third party to participate in the profits, sale proceeds or revenues of any Company Property.

(g)	There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of any real property interests or leased properties or which would restrict the ability of Sunrise REIT to directly or indirectly transfer its legal and/or beneficial interest in and to the whole or any part of any of the Company Properties or prevent or delay the transactions contemplated by this Agreement.

14.	Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s fee, finder’s, financial advisor’s or other like payment (other than legal fees) or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sunrise REIT, other than TD Securities Inc. The fees and expenses of TD Securities Inc. set forth in the Disclosure Schedule will be paid by Sunrise REIT in accordance with the terms of the engagement letter previously provided to Ventas.

15.	Licences. Each of Sunrise REIT, its Subsidiaries and the Manager, as applicable, holds all material permits, licenses, approvals, certificates and other rights, qualifications and authorizations of or from Governmental Authorities necessary to the conduct of the business as presently conducted by Sunrise REIT, except where any failure to do so would not result in a Sunrise Material Adverse Change.

16.	Books and Records. All Books and Records fairly disclose in all material respects the financial position of Sunrise REIT and its Subsidiaries and all material financial transactions relating to the businesses carried on by Sunrise REIT and its Subsidiaries have been accurately recorded in all material respects in such Books and Records.

17.	Material Contracts. Except as would not, individually or in the aggregate, cause a Sunrise Material Adverse Change, none of Sunrise REIT, its Subsidiaries nor, to the knowledge of Sunrise REIT, any of the other parties thereto, is in default or breach of, nor has Sunrise REIT or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract, and, to the knowledge of Sunrise REIT, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of such Material Contract. Sunrise REIT has delivered or made available to Purchaser correct and complete copies of all Material Contracts.

18.	Insurance. Sunrise REIT or its Subsidiaries, as applicable, is a named insured under all insurance policies maintained by the Manager for the properties and assets of Sunrise REIT and its Subsidiaries, as applicable. Sunrise REIT and its Subsidiaries through the Manager, maintains insurance coverage with reputable insurers in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Sunrise REIT and its Subsidiaries.

19.	Tax Status. Sunrise REIT is a mutual fund trust as defined in subsection 132(6) of the Tax Act. None of the Vendors are “non-residents” within the meaning of the Tax Act.

20.	Tax Matters.

(a)	Each of the Vendors and their respective Subsidiaries has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities.

(b)	Each of the Vendors and their respective Subsidiaries has duly and timely paid all Taxes, including all installments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority.

(c)	None of the Vendors and their respective Subsidiaries has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return (which has not since been filed) covering any Taxes for which any of the Vendors or their respective Subsidiaries, with the exception of Sub Trust and UPREIT, is or may be liable;

(ii)	to file any elections, designations or similar filings relating to Taxes (which has not since been filed) for which any of the Vendors or their respective Subsidiaries, with the exception of Sub Trust and UPREIT, is or may be liable;

(iii)	any of the Vendors or their respective Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes (which has not since been paid or remitted); or

(iv)	any Governmental Authority may assess or collect Taxes for which any of the Vendors or their respective Subsidiaries are liable.

(d)	To the knowledge of Sunrise REIT (i) there are no material proceedings, investigations, audits or claims now pending or threatened against any of the Vendors or their respective Subsidiaries in respect of any Taxes; and (ii) there are no material matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, that, in either case, would result in a Sunrise Material Adverse Change.

(e)	Each of the Vendors and their respective Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same (or are properly holding for such remittance) to the appropriate Governmental Authority.

(f)	Each of the Vendors and their respective Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

21.	Intellectual Property. Sunrise REIT and its Subsidiaries own or are validly licensed (and are not in material breach of such licenses) all patents, trade-marks, trade names, service marks, copyrights, know-how and all other intellectual property and proprietary rights that are material to the conduct of the business, as presently conducted, of Sunrise REIT and its Subsidiaries taken as a whole (collectively, the “Intellectual Property Rights”); (ii) all such Intellectual Property Rights are sufficient for conducting the business, as presently conducted, of Sunrise REIT and its Subsidiaries taken as a whole; and (iii) all such Intellectual Property Rights do not infringe in any material way upon any third parties’ intellectual property and proprietary rights and no event will occur as a result of the transactions contemplated hereby that would render invalid or unenforceable any such Intellectual Property Rights.

22.	Environmental Matters.

(a)	There are no material violations of any applicable Environmental Law or circumstances which could give rise to any liability under any applicable Environmental Law; and (ii) none of Sunrise REIT or any of its Subsidiaries has received any written communication from any Governmental Authority or other Person alleging that Sunrise REIT or any of its Subsidiaries is not in such compliance, except in the case of both clauses (i) and (ii) where non-compliance would not reasonably be expected to result in a Sunrise Material Adverse Change.

(b)	Neither Sunrise REIT nor any of its Subsidiaries has Released any Hazardous Material or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, at, on, in or under any real property owned or leased by Sunrise REIT or any of its Subsidiaries, the presence of which would reasonably be expected to result in a Sunrise Material Adverse Change. Sunrise REIT and its Subsidiaries has all valid permits, approvals, licenses and other authorizations required under Environmental Laws for the ownership and operation of its business as presently conducted.

(c)	There is no Environmental Claim pending or, to the knowledge of Sunrise REIT, threatened against Sunrise REIT or any of its Subsidiaries, which, if adversely determined, would reasonably be expected to result in a Sunrise Material Adverse Change.

(d)

(A) Neither Sunrise REIT nor any of its Subsidiaries has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or clean-up of Hazardous Materials that has not been resolved in all material respects, and no investigation, litigation or other proceeding is pending or, to the knowledge of Sunrise REIT, threatened with respect to any of the foregoing; and (B) neither Sunrise REIT nor any of its Subsidiaries has assumed, by contract or operation of Law or otherwise, any Liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

23.	Employee Plans. Each Employee Plan is in compliance with and has been registered (if applicable), administered and operated in all material respects in accordance with its terms and applicable Law; (ii) no claim, action or litigation, has been made, commenced or, to the knowledge of Sunrise REIT, threatened with respect to any Employee Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims); and (iii) all contributions and all premiums are in respect of each Employee Plan have been paid in a timely fashion in accordance with the terms of each such Employee Plan and applicable Laws. All material contributions and premiums with respect to each Employee Plan for the period up to the Closing even though not otherwise required to be paid until a later date have been made in full or full and adequate disclosure of and provision for such contributions and premiums have been made in the Books and Records. With respect to each material Employee Plan, Sunrise REIT has delivered or made available to Ventas a complete copy of such Employee Plan.

24.	Labour Matters.

(a)

Neither Sunrise REIT nor any Subsidiary is a party to or is bound by any contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called “labour representatives”) and neither Sunrise REIT nor any Subsidiary has conducted negotiations with respect to any such future contracts or commitments and no labour representatives hold bargaining rights with respect to any employees of Sunrise REIT or any Subsidiary. No labor organization or group of employees of Sunrise REIT or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with any labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving Sunrise REIT or any of its Subsidiaries, nor have there been any such events or occurrences at any point since January 1, 2004.

(b)	Except where this would not result in a Sunrise Material Adverse Change, neither Sunrise REIT nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal, unjust dismissal or any other tort claim, actual or, to the knowledge of Sunrise REIT, threatened, or any litigation, investigation, arbitration or grievance, actual or, to the knowledge of Sunrise REIT, threatened, relating to employment or termination of employment of the Relevant Sunrise REIT Employees.

(c)	Except where this would not result in a Sunrise Material Adverse Change, with respect to the Relevant Sunrise REIT Employees, each of Sunrise REIT and its Subsidiaries has operated in accordance with all applicable Laws with respect to employment and labour, including any pay equity and employment equity Laws, and there are no current, pending or, to the knowledge of Sunrise REIT, threatened proceedings before any board or tribunal with respect to any employment or labour matters relating to the Relevant Sunrise REIT Employees.

(d)

Except as is set forth in the Disclosure Letter, neither Sunrise REIT nor any of its Subsidiaries is a party to or bound by any written contract or commitment in connection with employment which is not terminable upon the giving of reasonable notice in accordance with Law, or which provides for bonus, severance, termination of employment, retirement or similar payments, or any accelerated or enhanced payment or benefit upon or in connection with the consummation of the transaction contemplated by this Agreement or upon the execution and delivery of this Agreement (in either case, either alone or in conjunction with any other event). The chart provided by Sunrise REIT to Purchaser quantifying amounts payable under severance, retention, and transaction bonus arrangements maintained by Sunrise REIT or any of its Subsidiaries is accurate in all material respects. Neither Sunrise REIT nor any of its subsidiaries has any obligation to make any additional payments or tax gross-up payments of any kind to any individual in connection with the imposition of any excise taxes under Section 4999 of the Internal Revenue Code as a result of any amount paid or payable (whether in cash, property, or in the form of other benefits) by Sunrise REIT or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event). In the event that any amount paid or payable (whether in cash, in property, or in the form of benefits) by Sunrise REIT or any of its Subsidiaries in connection with the transaction contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code then Sunrise REIT will withhold the appropriate amounts.

25.	No Indebtedness. Except as set forth in of the Disclosure Letter, neither Sunrise REIT nor any of its Subsidiaries has any outstanding indebtedness or is responsible for or a guarantor of any indebtedness of any other Person.

26.	Affiliates or Intercompany Arrangements; Trust Contracts

(a)	Except as set forth in the Disclosure Letter, from and after the Closing, no intercompany Contracts shall remain outstanding between Sunrise REIT and/or Sub Trust, on the one hand, and any Affiliates or former Affiliates of Sunrise REIT and/or Sub Trust, on the other hand.

(b)	Except for the Sunrise Agreements, there are no Contracts which create any Liabilities for any Affiliate of Sunrise REIT or Sub Trust other than their respective Subsidiaries (excluding Sub Trust in the case of Sunrise REIT).

27.	Unitholder Vote Required. The only vote of the Unitholders that is necessary to approve the transactions contemplated hereby is the Unitholder Resolution passed in accordance with the Declaration of Trust (the “Unitholder Approval”).

28.	Sunrise. The Disclosure Letter sets forth a correct and complete list of all Sunrise Contacts and all properties which Sunrise REIT has as of the date hereof a right or has exercised a right to acquire in whole or in part, in each case pursuant to a right a first offer under any Sunrise Contract (together with the acquisition price thereof and the expiration date of the applicable right of first offer). As of the date hereof, there is no property which is now or has been in the past deemed an “Underperforming Asset” in accordance with the terms of the relevant management Contract.

29.

Sufficiency of Assets. Upon the consummation of the transactions contemplated hereby, the Purchasers will own all of the assets, rights and interests of the Vendors (other than the Excluded Assets), which shall be sufficient to enable the Purchasers to operate the business of Sunrise REIT in the same manner as it has been and is currently operated by Sunrise REIT in all material respects.

30.	The persons in respect of which indemnities are provided pursuant to Section 4.7(2) do not, individually or in the aggregate and together with any non-arms length persons, own more than 10% of the issued and outstanding Units.

31.	The consolidated assets of Sunrise REIT in Canada do not exceed $400,000,000 and the revenues of Sunrise REIT in, to, or from Canada do not exceed $400,000,000 as at the relevant date for the purposes of determining whether the pre-merger notification pursuant to the Competition Act (Canada) applies to this Agreement.

SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF VENTAS AND THE

PURCHASERS

1.	Organization. Each of the Purchasers has been duly formed or incorporated under applicable law, validly exists and has full trust or corporate power and authority to own its properties and conduct its business as presently owned and conducted. Each of the Securities Purchaser and the Asset Purchaser are direct or indirect, wholly-owned subsidiaries of Ventas.

2.	Authority. Each of Ventas and the Purchasers has the requisite trust or corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Ventas and the Purchasers and the consummation by them of the transactions contemplated by this Agreement have been duly authorized by the board of trustees or directors, as applicable, of each such party and no other proceedings on the part of any such party is necessary to authorize this Agreement, or the transactions contemplated hereby.

3.	Execution. This Agreement has been duly executed and delivered by each of Ventas and the Purchasers and constitutes a valid and binding obligation of each of them, enforceable against each such party in accordance with its terms subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity.

4.	No Violations. Subject to the receipt of the Regulatory Approvals, the execution and delivery by the Purchasers of this Agreement and performance by them of their obligations hereunder and the completion of the transactions contemplated hereby, will not result (with or without notice or the passage of time) in a violation or breach of, require any consent to be obtained under, constitute a default under any provision of, or give rise to any termination rights under any provision of:

(a)	the constating documents of the Purchasers; or

(b)	to the knowledge of the Purchasers, any applicable Laws.

5.	Required Authorizations. Except in connection with the Regulatory Approvals, there is no requirement for the Purchasers to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of the transactions contemplated by this Agreement.

6.	Required Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authorities is required to be obtained by the Purchasers in connection with the execution and delivery of this Agreement other than those which are contemplated by this Agreement.

7.	Financing Arrangements. The Purchasers have sufficient funds, or adequate arrangements for financing in place to ensure that they will have sufficient funds, to pay the Purchase Price and make all other payments under this Agreement.

8.	Unit Ownership. None of the Purchasers or its Affiliates beneficially owns any Units or securities convertible or exchangeable for Units.

9.	Goods and Services Tax and Harmonized Sales Tax Registration. The Asset Purchaser will be at Closing duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.